UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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	Definitive Proxy Statement

	Definitive Additional Materials

	Soliciting Material under §240.14a-12

MILACRON HOLDINGS CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MILACRON HOLDINGS CORP.

10200 Alliance Road, Suite 200

Cincinnati, Ohio 45242

To our Stockholders,

We are pleased to invite you to attend the Annual Meeting of Stockholders of Milacron Holdings Corp., which will be held Tuesday, April 23, 2019, at 8:00 a.m. eastern time, at Milacron corporate headquarters at 10200 Alliance Road, Suite 200, Cincinnati, Ohio 45242.

The following pages include a formal notice of the meeting and our proxy statement. The proxy statement describes various matters on the agenda for the meeting. Please read these materials so that you will know what we plan to do at the meeting. It is important that your shares be represented at our Annual Meeting regardless of whether you plan to attend the meeting in person. Please vote your shares as soon as possible through any of the voting options available to you as described in this proxy statement.

On behalf of management and the board of directors, we thank you for your continued interest in Milacron Holdings Corp.

Sincerely,

/s/ Thomas J. Goeke

Thomas J. Goeke

President and Chief Executive Officer

March 15, 2019

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MILACRON HOLDINGS CORP.

10200 Alliance Road, Suite 200

Cincinnati, Ohio 45242

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held April 23, 2019

To our Stockholders,

Notice is hereby given that the 2019 Annual Meeting of Stockholders of Milacron Holdings Corp. will be held on Tuesday, April 23, 2019, at 8:00 a.m. local time, at Milacron corporate headquarters at 10200 Alliance Road, Suite 200, Cincinnati, Ohio 45242, for the following purposes:

1.

To elect the three nominees named herein as Class I directors;

2.

To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2019;

3.

To vote on an advisory, non-binding “say-on-pay” resolution to approve the compensation of our executive officers; and

4.

To consider any other matters that may properly come before the meeting or any adjournments or postponements of the meeting.

Holders of record of our common stock at the close of business on March 6, 2019 are entitled to notice of, and to vote at, the annual meeting. Stockholders of record may vote their shares via telephone, over the Internet, by signing, dating and mailing the proxy card in the envelope provided, by delivering a completed proxy card at the annual meeting or by voting in person at the annual meeting. Instructions regarding all methods of voting are contained on the proxy card. If your shares are held in the name of a bank, broker, fiduciary or custodian, follow the voting instructions you receive from your record holder. The availability of Internet and telephone proxies will depend on their voting procedures.

By Order of the Board of Directors,

/s/ Hugh C. O’Donnell

Hugh C. O’Donnell

Vice President, General Counsel & Secretary

March 15, 2019

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED PREPAID ENVELOPE OR, IF YOU PREFER, SUBMIT YOUR PROXY BY TELEPHONE OR USING THE INTERNET, TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING.  IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO, EVEN IF YOU HAVE PREVIOUSLY SUBMITTED YOUR PROXY.

TABLE OF CONTENTS

INFORMATION CONCERNING SOLICITATION AND VOTING	1
PROPOSAL 1 — ELECTION OF CLASS I DIRECTORS	5
CORPORATE GOVERNANCE	12
BENEFICIAL OWNERSHIP OF OUR COMMON STOCK	18
REPORT OF THE COMPENSATION COMMITTEE	20
COMPENSATION DISCUSSION AND ANALYSIS	20
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	44
PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	46
PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION	47
REPORT OF THE AUDIT COMMITTEE	48
OTHER BUSINESS	49
PROPOSALS BY STOCKHOLDERS	49

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MILACRON HOLDINGS CORP.

10200 Alliance Road, Suite 200

Cincinnati, Ohio 45242

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PROXY STATEMENT

______________________________________________________________________________

ANNUAL MEETING OF STOCKHOLDERS

April 23, 2019

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INFORMATION CONCERNING SOLICITATION AND VOTING

This proxy statement will first be mailed on or about March 22, 2019 to stockholders of Milacron Holdings Corp., which is sometimes referred to in this proxy statement as “Milacron,” “we,” “us,” “our,” or the “Company,” in connection with the solicitation by our board of directors (the “Board of Directors” or “Board”) of proxies to be voted at the Annual Meeting of Stockholders to be held on Tuesday, April 23, 2019, at 8:00 a.m. local time, at Milacron’s corporate headquarters at 10200 Alliance Road, Suite 200, Cincinnati, Ohio 45242, and any postponement or adjournment thereof.

Matters to be Considered

At the meeting, stockholders will be asked to vote to elect the three nominees named herein as Class I directors, to ratify the selection of the independent registered public accounting firm, and to vote on an advisory, non-binding “say-on-pay” resolution to approve the compensation of our executive officers.  See “PROPOSAL 1 — ELECTION OF CLASS I DIRECTORS”, “PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM”, and “PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION”.  The Board of Directors does not know of any matters to be brought before the meeting other than as set forth in the notice of meeting. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

Record Date; Stock Outstanding and Entitled to Vote

Holders of common stock as of the record date are entitled to notice of, and to vote at, the annual meeting. As of the record date, there were 70,167,718 shares of common stock outstanding and entitled to vote at the annual meeting, with each share entitled to one vote.

If you are a stockholder of record, you will need to present the proxy card that you received, together with a form of personal photo identification, in order to be admitted into the meeting. If you are the beneficial owner of shares held in “street name,” you will need to provide proof of ownership, such as a recent account statement or letter from your bank, broker or other nominee as of the close of business on March 6, 2019, along with a form of personal photo identification. Alternatively, you may contact the broker, bank or other nominee in whose name your shares of common stock are registered and obtain a legal proxy to bring to the meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted into the meeting or adjacent areas. All other items may be subject to search.

Information About This Proxy Statement

Why you received this proxy statement.  You have received these proxy materials because our Board of Directors is soliciting your proxy to vote your shares at the annual meeting and any postponement or adjournment thereof. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (“SEC”) and that is designed to assist you in voting your shares. If you own our common stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one set of these proxy materials. To assist us in saving money and to serve you more efficiently, we encourage you to have all your accounts registered in the same name and address by contacting our transfer agent:

First Class, Registered or Certified Mail:	Overnight Delivery or Courier Service:

Computershare Investor Services	Computershare Investor Services
PO BOX 50500	462 South 4th Street, Suite 1600
Louisville, KY 40233-5000	Louisville, KY 40202

Telephone: Shareholder Services Toll Free: (877) 373-6374
Shareholder Services Outside the US and Canada: (781) 575-3100 (Toll)

Householding.  The SEC’s rules permit us to deliver a single set of annual meeting materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy statement to any stockholder at the shared address to which a single copy of those documents was delivered. If you are a record holder and if you prefer to receive separate copies of the proxy materials, please contact Hugh O’Donnell, Vice President, General Counsel and Secretary, Milacron Holdings Corp., 10200 Alliance Road, Suite 200, Cincinnati, Ohio 45242.

If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future proxy statements and other communications for your household, please contact Hugh O’Donnell, Vice President, General Counsel and Secretary, at the above address.

Voting by and Revocation of Proxies

Stockholders of record are requested to vote by proxy in one of the following ways:

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By telephone—Use the toll-free telephone number shown on your proxy card;

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By Internet—Visit the Internet website indicated on your proxy card and follow the on-screen instructions;

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By mail—You can date, sign and promptly return your proxy card by mail in the postage prepaid envelope which accompanied that proxy card; or

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In person—You can deliver a completed proxy card at the meeting or vote in person.

Voting instructions (including instructions for both telephonic and Internet proxies) are provided on the proxy card. The Internet and telephone proxy procedures are designed to authenticate stockholder identities, to allow stockholders to give voting instructions and to confirm that stockholders’ instructions have been recorded properly. A control number, located on the proxy card, will identify stockholders and allow them to submit their proxies and confirm that their voting instructions have been properly recorded. Costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, must be borne by the stockholder. If you submit your proxy by Internet or telephone, it will not be necessary to return a proxy card for your vote to be counted.

If a stockholder does not submit a proxy by the Internet or by telephone or return a signed proxy card, and does not attend the meeting and vote in person, his or her shares will not be voted. Shares of our common stock represented by properly executed proxies received by us or proxies submitted by telephone or via the Internet, which are not revoked, will be voted at the meeting in accordance with the instructions contained therein.

If instructions are not given and you do not indicate how your shares should be voted on a proposal, the shares represented by a properly completed proxy will be voted as the Board recommends.  In addition, we reserve the right to exercise discretionary authority to vote proxies, in the manner determined by the Company in its sole discretion, on any matters brought before the 2019 annual meeting for which we did not receive adequate notice under the proxy rules promulgated by the SEC.

Any proxy signed and returned by a stockholder or submitted by telephone or via the Internet may be revoked at any time before it is exercised by giving written notice of revocation to the Company’s Secretary at our address set forth herein, by executing and delivering a later-dated proxy (either in writing, by telephone or via the Internet) or by voting in person at the meeting. Attendance at the meeting will not, in and of itself, constitute revocation of a proxy.

If your shares are held in the name of a bank, broker, fiduciary or custodian, follow the voting instructions on the form you receive from your record holder. The availability of Internet and telephone proxies for these stockholders will depend on their voting procedures.

Quorum

The presence at the annual meeting, in person or by proxy, of the holders of record of a majority in voting power of the shares entitled to vote at a meeting of stockholders shall constitute a quorum to transact business at the annual meeting. Abstentions (shares present at the meeting in person or by proxy that are voted “ABSTAIN”) and broker non-votes (explained below in “Shares Held by Brokers”) will be counted as present for purposes of determining the establishment of a quorum.

Required Votes

Election of Nominees named herein as Directors.  Proposal 1. Under our Amended and Restated Bylaws (the “Bylaws”), the affirmative vote of the holders of a plurality of shares of common stock voting on this matter at the annual meeting is required to elect each nominee named herein as a director. Consequently, only shares that are voted in favor of a particular nominee will be counted toward such nominee’s achievement of a plurality. Abstentions and broker non-votes will have no effect on the outcome of the election of directors.

Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm.  Proposal 2, relating to the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for 2019, will be approved if it receives the affirmative vote of the holders of a majority of the shares of common stock represented at the annual meeting and voting on this proposal. Abstentions will have the effect of a vote “against” approval of the resolution.

Advisory “Say-on-Pay” Vote Regarding Executive Compensation.  Proposal 3, relating to the non-binding, advisory vote to approve our executive compensation, will be approved if it receives the affirmative vote of the holders of a majority of the shares of common stock represented at the annual meeting and voting on this proposal. Abstentions will have the effect of a vote “against” approval of the resolution and broker non-votes will have no effect on the approval of the resolution.

Other Matters.  If any other matters are properly presented at the annual meeting for action, including a question of adjourning or postponing the meeting from time to time, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

Shares Held by Brokers

If you are the beneficial owner of shares held for you by a broker, your broker must vote those shares in accordance with your instructions. If you do not give voting instructions to your broker, your broker may vote your shares for you on any discretionary items of business to be voted upon at the annual meeting. If you do not provide voting instructions on a non-discretionary item, including the election of the nominees named herein as directors, the shares will be treated as “broker non-votes.” We believe that the ratification of the appointment of Ernst & Young LLP (Proposal 2) is a routine matter on which brokers will be permitted to vote any unvoted shares in their discretion. We believe that election of the three nominees named herein as Class I directors (Proposal 1) and the non-binding, advisory “Say-on-Pay” vote (Proposal 3) are non-routine matters on which brokers will not be permitted to vote any unvoted shares. “Broker non-votes” will be counted as present for purposes of determining the establishment of a quorum at the annual meeting and will have no effect on the outcome of Proposal 1 (election of the three nominees named herein as Class I directors) and Proposal 3 (non-binding, advisory “Say-on-Pay” resolution).

Proxy Solicitation

We will bear the costs of solicitation of proxies for the annual meeting, including preparation, assembly, printing and mailing of this proxy statement, the annual report, any proxy card and any additional information furnished to stockholders. Copies of our proxy statement will be furnished, upon request, to banks, brokerage houses, fiduciaries and custodians holding shares of common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation material to such beneficial owners. In addition, under the terms of our engagement with Computershare Trust Company, N.A. (“Computershare”) as transfer agent for the Company, Computershare provides services in connection with our annual meeting. The anticipated total cost of such engagement is $11,000, of which a small portion of such cost relates to services provided in connection with our annual meeting. Solicitation of proxies by mail may be supplemented by telephone, email or personal solicitation by Computershare or by directors, officers, or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Independent Registered Public Accounting Firm

We have been advised that a representative of Ernst & Young LLP, our independent registered public accounting firm for the year ended December 31, 2018, will attend the annual meeting, will have an opportunity to make a statement if such representative desires to do so, and will be available to respond to appropriate questions.

Annual Report and Company Information

Our Annual Report to Stockholders, which contains consolidated financial statements for the year ended December 31, 2018, is being furnished to stockholders concurrently herewith. You also may obtain a copy of our Annual Report on Form 10-K for the year ended December 31, 2018 that was filed with the SEC, without charge, by writing to Milacron Holdings Corp., Attn: Investor Relations, 10200 Alliance Road, Suite 200, Cincinnati, Ohio 45242. Our Annual Report on Form 10K and this Proxy Statement will also be available without charge at the “Investors” page on our website at www.milacron.com.

PROPOSAL 1 — ELECTION OF CLASS I DIRECTORS

Our Second Amended and Restated Certificate of Incorporation provides that our Board of Directors is divided into three classes, with each class consisting, as nearly as may be possible, of one-third of the total number of directors and with each class serving a consecutive three-year term. The term of the current Class I Directors will expire on the date of the 2019 annual meeting, subject to the election and qualification of their respective successors.

In selecting director candidates, the Nominating and Corporate Governance Committee considers whether the candidates possess the required skill sets and fulfill the qualification requirements of directors approved by the Board of Directors, including independence, integrity, objectivity, sound judgment, leadership and diversity of experience (for example, in relation to finance and accounting, strategy, risk, technical expertise, policy-making, etc.). The following biographies describe the business experience of each director. Following the biographical information for each director below, we have listed qualifications that, in addition to those discussed above, the Board of Directors considered in determining whether to recommend the director be nominated for reelection.

Mr. Timothy Walsh, Class I director of the Company, has decided not to stand for reelection to the Board of Directors. Mr. Walsh’s decision to not stand for reelection was not the result of any disagreement with other Board members or with management.

The nominees for election as Class I Directors at the 2019 annual meeting are described below and consist of all current Class I Directors except Mr. Walsh. The Board, upon the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors, has nominated each of the candidates for election. If elected, each of the nominees is expected to serve for a three-year term expiring at the annual meeting of stockholders of the Company in 2022 and until their respective successors have been elected and qualified. The Board of Directors expects that each of the nominees will be available for election as a director. However, if by reason of an unexpected occurrence, one or more of the nominees is not available for election, the persons named in the form of proxy have advised that they will vote for such substitute nominees as the Board of Directors may nominate.

The Board of Directors recommends a vote “FOR” the Company’s nominees for Class I Directors.

Nominees for Election

Name and present position, if any, with the Company	Age, period served as a director, other business experience
Class I Directors
Waters S. Davis

Mr. Davis, 65, has served as a member of our Board of Directors since July 2013. Mr. Davis also served as Executive Vice President of NuDevco LLC from June 2012 to July 2013 and as Executive Vice President and Chief Strategy Officer of Spark Energy, LLC from December 2009 to May 2012.  Mr. Davis served as an Executive Advisor to CCMP Capital Advisors, LLC (“CCMP”) from October 2012 to September 2016. Mr. Davis currently serves on the board of directors of Targa Resources Corp., and Esol, LLC. He is also President of the National Christian Foundation, Houston. Mr. Davis holds a Bachelor of Science degree in Architectural Engineering from the University of Texas at Austin and a Masters of Business Administration degree from Harvard Business School. Mr. Davis was elected to serve on our Board due to his years of experience as a senior executive at a number of companies.

Thomas J. Goeke

Mr. Goeke, 60, has served as our Chief Executive Officer from September 2012 and as our President from September 2012 until April 2016 and from July 2017 until the present. He has served as a member of our Board of Directors since August 2012. Mr. Goeke has over 25 years of industry experience and prior to becoming our President and Chief Executive Officer he served as Chief Operating Officer of Seakeeper Inc. from October 2011 to June 2012 and as Chief Executive Officer of Klöckner Pentaplast Group from July 2005 to May 2011. Prior to that, Mr. Goeke served in a number of positions at Klöckner Pentaplast since 1989 and also gained experience at Hoechst Celanese Rigid Film Division. Mr. Goeke received his Bachelor of Science degree in Mechanical Engineering from Widener University and his Masters of Business Administration degree from the College of William and Mary. Mr. Goeke was elected to serve on our Board due to being a seasoned executive with experience in a variety of senior roles in the plastics industry.

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Rebecca Lee Steinfort

Ms. Steinfort, 49, has served as a member of our Board of Directors since July 2017.  Ms. Steinfort is the President of Eating Recovery Center (“ERC”), a position she has held since November 2018. Ms. Steinfort joined ERC as Chief Operating Officer in March 2018. Ms. Steinfort also serves as a Trustee of National Storage Affiliates, a position she has held since May 2018. Ms. Steinfort previously served as a director of Nature’s Sunshine Products from February 2015 to May 2018.  From July 2015 to December 2016 she served as Chief Executive Officer of Hero Practice Services, LLC. Prior thereto she was Chief Operating Officer of Paladina Health, a subsidiary of DaVita Healthcare Partners, Inc., from July 2010 to July 2015, Chief Marketing Officer of DaVita Inc. from July 2009 to June 2012, and Chief Strategy Officer of DaVita Inc. from July 2009 to June 2010. Ms. Steinfort also previously held executive positions at QCE Holdings LLC (Quiznos) from 2007 to 2009, including Chief Marketing Officer, and at Level 3 Communications from 2000 to 2006, and began her career as a consultant with Bain & Company. Ms. Steinfort was elected to serve on our Board due to her years of experience as a senior executive at a number of companies.

Other Members of the Board of Directors

Including the nominees, the Board of Directors at the time of the annual meeting will consist of nine (9) directors, each of whom, other than the nominees, is described below. The terms of the Class II Directors expire at the 2020 Annual Meeting of Stockholders, subject to the election and qualification of their respective successors. The terms of the Class III Directors expire at the 2021 Annual Meeting of Stockholders, subject to the election and qualification of their respective successors.

-Name and present position, if any, with the Company	Age, period served as a director, other business experience
Class II Directors
Ira G. Boots

Mr. Boots, 65, has served as a member of our Board of Directors and as non-executive Chairman since April 2012. He was previously Chairman of the Board and Chief Executive Officer of Berry Plastics Corporation from 2001 to 2010, and a Director of Berry Plastics Corporation since April 1992. Prior to that, Mr. Boots served as Chief Operating Officer of Berry Plastics Corporation since August 2000 and Vice President of Operations, Engineering and Product Development of Berry Plastics Corporation since April 1992. Mr. Boots was elected to serve on our Board due to his deep knowledge and experience in the industry and his extensive leadership experience.

Timothy M. Crow

Mr. Crow, 63, has served as a member of our Board of Directors since July 2017.  Mr. Crow served as Executive Vice President Human Resources of The Home Depot, Inc., from February 2007 to July 2017. Prior to that, Mr. Crow served as Senior Vice President Organization, Talent and Performance Systems at The Home Depot, Inc. from February 2005 to February 2007, and Vice President Performance Systems at The Home Depot, Inc. from May 2002 to February 2005. Mr. Crow also previously held officer level positions at Kmart Holding Corporation and Sears, Roebuck & Co.  Mr. Crow currently serves on the boards of Softgiving, Inc. and Make-A-Wish Georgia.  Mr. Crow was elected to serve on our Board due to his years of experience as a senior executive at a number of companies.

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James F. Gentilcore

Mr. Gentilcore, 66, has served as a member of our Board of Directors since February 2014. Mr. Gentilcore served as Chairman of the Board of PQ Corporation, a Performance Chemicals and Services Company, from January 2018 to December 2018, and as President and Chief Executive Officer of PQ Corporation from July 2016 to August 2018, From April 2014 until July 2016, Mr. Gentilcore served as an Executive Advisor to CCMP. He served as the Chief Executive Officer of Edwards Group Limited (“Edwards”), a global industrial technology company, from March 2013 until January 2014 when Edwards was acquired by Atlas Copco AB. Prior to March 2013, Mr. Gentilcore was on the Edward’s board of directors since December 2007. From January 2009 until its sale in March 2011, Mr. Gentilcore was the President, Chief Executive Officer and a director of EPAC Technologies Inc., a leader in supply chain automation for the book publishing industry. Prior to that, he was the Chief Executive Officer of Helix Technology Corporation, and led its strategic merger with Brooks Automation Inc. in 2005. His global experience includes several Asian based joint ventures and acquisitions and many U.S. based technology acquisitions. He has significant experience in growing technology companies, mergers and acquisitions in the public and private sector and post-merger integration and brings 40 years of technology industry leadership to our board of directors. He has served as a director of KMG Chemicals, Inc., until December 2016, and continues to serve as a director of Entegris Inc. Mr. Gentilcore holds an M.B.A. from Lehigh University and a B.S. in Engineering from Drexel University. Mr. Gentilcore was elected to serve on our Board due to his years of experience as an executive officer of a number of companies.

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Class III Directors
James M. Kratochvil

Mr. Kratochvil, 62, has served as a member of our Board of Directors since November 2014.  Mr. Kratochvil is currently also serving as President of IRD Group Inc., a company he started in May 2015 to purchase the assets of the International Revolving Door Company.  From March 2014 until May 2015 and since April 2017 Mr. Kratochvil has served as President of JPM Resources (formerly Jorgenson Petroleum Maintenance, Inc.). Prior thereto, Mr. Kratochvil served as Chief Financial Officer of Berry Plastics Group, Inc. from December 1990 until December 2013 and as Assistant Treasurer from October 2009 until November 2013. He served in various roles at Berry Plastics Corporation since joining its predecessor in 1985. Mr. Kratochvil holds a Bachelor of Science degree in Finance from the University of Illinois. Mr. Kratochvil was elected to serve on our Board due to his many years of experience in the plastics industry.

David W. Reeder

Mr. Reeder, 44, has served as a member of our Board of Directors since July 2017.  Mr. Reeder is the Chief Executive Officer of the Tower Hill Insurance Group, a position he has held since October 2017.  Prior thereto, Mr. Reeder served as President and Chief Executive Officer of Lexmark International, Inc. from November 2016 to June 2017. Prior to that, he served as Chief Financial Officer of Lexmark International Inc. from January 2015 to November 2016. Prior thereto, Mr. Reeder served as Chief Financial Officer of Electronics for Imaging from January 2014 to January 2015 and as Vice President and Chief Financial Officer, Enterprise Networking Group of Cisco Systems Inc. from May 2012 to January 2014. Prior to that, Mr. Reeder served as Vice President and Managing Director, Asian Operations of Broadcom Corporation from October 2007 to May 2012. Mr. Reeder also previously held management level positions at Texas Instruments and Millipore Corporation. Mr. Reeder was elected to serve on our Board due to his years of experience as a senior executive at a number of companies.

Gregory J. Gluchowski, Jr.

Mr. Gluchowski, 53, has served as a member of our Board of Directors since July 2017.  Mr. Gluchowski is President and Chief Executive Officer of The Hillman Companies, Inc., a position he has held since September 2015. Prior thereto, Mr. Gluchowski served as President of the Hardware & Home Improvement division of Spectrum Brands Holdings Inc. from January 2013 to September 2015. Prior thereto, Mr. Gluchowski served as President, Hardware & Home Improvement of Stanley Black & Decker from January 2010 to December 2014. Mr. Gluchowski previously held management positions at Stanley Black & Decker from January 2002 to January 2010 and began his career at Phelps & Dodge Wire & Cable in 1988.  Mr. Gluchowski currently serves on the board of directors of American Outdoor Brands, Inc.  Mr. Gluchowski was elected to serve on our Board due to his years of experience as a senior executive at a number of companies.

CORPORATE GOVERNANCE

Board of Directors Independence Standards for Directors

Pursuant to our Corporate Governance Guidelines and Principles, a copy of which is available on our website at www.milacron.com, the Board of Directors is required to affirmatively determine whether our directors are independent under the listing standards of the New York Stock Exchange (“NYSE”), the principal exchange on which our common stock is traded.

During its annual review of director independence, the Board of Directors considers all information it deems relevant, including without limitation, any transactions and relationships between each director or any member of his immediate family and the Company and its subsidiaries and affiliates. The Board of Directors also considers the recommendations of the Nominating and Corporate Governance Committee, which conducts a separate independence assessment of all directors as part of its nomination process for the Board of Directors and its respective committees. The purpose of this review is to determine whether any such relationship or transaction is considered a “material relationship” that would be inconsistent with a determination that a director is independent. The Board of Directors has not adopted any “categorical standards” for assessing independence, preferring instead to consider all relevant facts and circumstances in making an independence determination including, without limitation, applicable independence standards promulgated by the NYSE.

As a result of this review, our Board has affirmatively determined that Ira Boots, Timothy Crow, Waters Davis, Jim Gentilcore, Gregory Gluchowski, Jim Kratochvil, David Reeder, Rebecca Steinfort and Timothy Walsh (i) are independent directors under the applicable rules of the NYSE, and (ii) are independent directors, as such term is defined in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Committees of the Board of Directors

Our Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Our Board of Directors has adopted charters for each of its standing committees. Copies of our committee charters are posted on our website at www.milacron.com.

Audit Committee

The current members of the Audit Committee are Jim Kratochvil (Chair), Waters Davis, David Reeder and Rebecca Steinfort. The Board has determined that each of Ms. Steinfort and Messrs. Davis, Kratochvil and Reeder is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K, and the Board is satisfied that all members of our Audit Committee have sufficient expertise and business and financial experience necessary to effectively perform their duties as members of the Audit Committee.

The Board of Directors has affirmatively determined that each of Ms. Steinfort and Messrs. Davis, Kratochvil and Reeder meets the definition of “independent director” for purposes of serving on an audit committee under applicable SEC and NYSE rules.

             The Audit Committee, among other things, assists the Board of Directors in fulfilling its responsibility relating to (a) the integrity of our consolidated financial statements, (b) our systems of internal controls and disclosure controls and procedures, (c) our compliance with applicable law and ethics programs, (d) the annual independent audit of our consolidated financial statements and (e) the evaluation of financial and enterprise risks. In connection with its review of the Company’s consolidated financial statements, the Audit Committee receives reports from the Company’s Chief Financial Officer and the Company’s independent registered public accounting firm regarding significant risks and exposures and assesses management’s steps to minimize them. The Audit Committee also reviews material legal and regulatory matters and compliance with significant applicable legal, ethical and regulatory requirements, and receives reports from the Company’s management relating to these matters.

In discharging its duties, the Audit Committee has the sole authority to select, retain, oversee and terminate, if necessary, the independent registered public accounting firm, review and approve the scope of the annual audit, review and pre-approve the engagement of our independent registered public accounting firm to perform audit and non-audit services, meet independently with our independent registered public accounting firm and senior management, review the integrity of our financial reporting process and review our consolidated financial statements and disclosures and certain SEC filings and financial press releases.

The Audit Committee formally met eight (8) times in 2018, and members of the Audit Committee also met informally amongst themselves, with management and with other members of the Board from time to time. Decisions regarding audit-related matters were approved by our Board after taking into account the recommendations of the Audit Committee and its members. The Audit Committee maintains a committee charter and meets with our independent registered public accounting firm without management present on a regular basis.

Compensation Committee

The members of the Compensation Committee are Timothy Walsh (Chair), Ira Boots, Timothy Crow and Waters Davis. All members of the Compensation Committee meet all applicable independence standards under the NYSE corporate governance standards.  Mr. Walsh, whose current term expires at the time of the annual meeting, is not standing for re-election to the Board.

The Compensation Committee plays an integral role in the Company’s processes and procedures for the consideration and determination of executive and director compensation. The Compensation Committee determines the compensation policies and individual compensation decisions for our executive officers, and ensures that these policies and decisions are consistent with overall corporate performance. The Compensation Committee, in conjunction with the Nominating and Corporate Governance Committee, reviews the form and amount of director compensation and makes recommendations to the Board related thereto. The Compensation Committee has the authority to approve all stock option grants and other equity awards to our employees, directors and executive officers. The Compensation Committee also reviews and recommends to the Board of Directors the target annual incentive pool, the annual performance objectives for participants, and actual payouts to participants, including the executive officers. In setting compensation, the Compensation Committee works with its independent compensation consultant and management to create incentives that encourage an appropriate level of risk-taking that is consistent with the Company’s business strategy and maximization of stockholder value.

The Compensation Committee has sole decision-making authority with respect to all compensation decisions for our executive officers, including annual incentive plan awards and grants of equity awards subject to further action of the Board as the Board shall determine. The Compensation

Committee is responsible for finalizing and approving the performance objectives relevant to the compensation of our CEO and other executive officers.

The Compensation Committee’s recommendations are developed with input from our CEO and, where appropriate, other senior executives. The Compensation Committee reviews management recommendations and input from compensation consultants, along with other sources of data when formulating its independent recommendations to the Board of Directors. A discussion and analysis of the Company’s compensation decisions regarding the executive officers named in the Summary Compensation Table appears in this proxy statement under the heading “COMPENSATION DISCUSSION AND ANALYSIS.”

To assist it in performing its duties, the Compensation Committee has the authority to engage outside consulting firms. From time to time since 2012, the Compensation Committee has engaged Pearl Meyer & Partners (“Pearl Meyer”) as its independent compensation consultant. In 2018, Pearl Meyer provided the Compensation Committee with compensation data with respect to similarly sized manufacturing companies which was used to make compensation decisions for 2018.  In their capacity as outside and independent compensation consultants, Pearl Meyer reports directly to the Compensation Committee.

The Compensation Committee has sole authority to replace compensation consultants retained from time to time, and to hire additional compensation consultants at any time. Representatives from outside consulting firms engaged by the Compensation Committee attend meetings of the Compensation Committee, as requested, and communicate with the Chairman of the Compensation Committee between meetings.

The Compensation Committee assessed the independence of Pearl Meyer pursuant to the SEC and NYSE rules and concluded that no conflict of interest exists that would prevent Pearl Meyer from independently advising the Compensation Committee.

The Compensation Committee reviews and discusses with management proposed Compensation Discussion and Analysis disclosures and determines whether to recommend the Compensation Discussion and Analysis to the Board of Directors for inclusion in the Company’s proxy statement and annual report. The recommendation is described in the Compensation Committee Report included in this proxy statement.

The Compensation Committee formally met four (4) times in 2018, and members of the Compensation Committee also met informally amongst themselves, with management and with other members of the Board and Pearl Meyer from time to time.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are James Gentilcore (Chair), Ira Boots and Greg Gluchowski.  All members of the Nominating and Corporate Governance Committee meet all applicable independence standards under the NYSE corporate governance standards.

The Nominating and Corporate Governance Committee (a) identifies candidates to serve as directors and on committees of the Board of Directors, (b) develops, recommends and reviews our corporate governance guidelines on a regular basis, and (c) assists the Board of Directors in its annual review of the Board of Directors’ performance. The Nominating and Corporate Governance Committee also undertakes such other tasks delegated to the committee by the Board of Directors.

The Nominating and Corporate Governance Committee met two (2) times in 2018, and members of the Nominating and Corporate Governance Committee met informally amongst themselves, with management and other members of the Board from time to time. Decisions regarding board nominations and corporate governance-related matters were approved by our Board after taking into account the recommendations of the Nominating and Corporate Governance Committee and its members.

Criteria for Director Nominees

In selecting director candidates, the Nominating and Corporate Governance Committee considers whether the candidates possess the required skill sets and fulfill the qualification requirements of directors approved by the Board of Directors, including independence, integrity, objectivity, sound judgment, leadership and diversity of experience (for example, in relation to finance and accounting, international operations, strategy, risk, technical expertise, policy-making, etc.). Annually, the Nominating and Corporate Governance Committee assesses the composition of the Board of Directors, including the Committee’s effectiveness in balancing the above considerations.

Other than the foregoing, there are no minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may consider such other factors as it may deem are in the best interests of the Company and its stockholders. The Nominating and Corporate Governance Committee does not assign specific weights to, and a potential or incumbent director will not necessarily satisfy all of, the foregoing criteria and in evaluating a candidate does not distinguish on the basis of whether the candidate was recommended by a stockholder. Accordingly, the Nominating and Corporate Governance Committee does not have a formal diversity policy but considers diversity of experience, as noted above, as a component of evaluating the composition of the Board of Directors in connection with the annual nomination process.

Process for Identifying and Evaluating Director Nominees

The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board of Directors with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining a new perspective. If any member of the Board of Directors does not wish to continue in service or if the Nominating and Corporate Governance Committee decides not to re-nominate a member for re-election, the Nominating and Corporate Governance Committee identifies the desired skills and experience of a new nominee based on the criteria listed above. Current members of the Nominating and Corporate Governance Committee and Board of Directors are polled for suggestions as to individuals meeting the criteria of the Nominating and Corporate Governance Committee. Executive search firms may also be retained to identify qualified individuals.

Stockholder Nominations

Our Bylaws contain provisions which address the process by which a stockholder may nominate an individual to stand for election to the Board of Directors at the Company’s annual meeting of stockholders. To make a nomination for election to the Board of Directors, a stockholder must submit his or her nomination by providing the person’s name and appropriate background and biographical information by writing to the Nominating and Corporate Governance Committee at Milacron Holdings Corp., Attn: Hugh O’Donnell, Vice President, General Counsel and Secretary, 10200 Alliance Road, Suite 200, Cincinnati, Ohio 45242. A stockholder’s nomination must be received by the Company’s Secretary (i) no later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the previous year’s annual meeting of stockholders, (ii) in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Company, or (iii) in the case of a special meeting of stockholders called for the purpose of electing directors, not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the date on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs. A stockholder nomination must be accompanied by the information required by the Bylaws with respect to a stockholder director nominee.

We may require any proposed nominee to furnish other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as a director of the Company. See “PROPOSALS BY STOCKHOLDERS” for the deadline for nominating persons for election as directors at our 2020 annual meeting of stockholders.

Board of Directors Role in Risk Oversight

Our Board and management continually monitor the material risks facing our Company, including financial risk, strategic risk, operational risk, and legal and compliance risk. Management regularly reports to the Board on its activities in monitoring and mitigating such risks. Overall responsibility for risk oversight rests with our Board. In addition, the Board may delegate risk oversight responsibility to a particular committee in situations in which the risk falls within the committee’s area of focus or expertise. Our Board believes that for certain areas of risk, our Company is better served by having the initial risk evaluation and risk monitoring undertaken by a subset of the entire Board that is more focused on the issues pertaining to the particular risk. For instance, our Compensation Committee assists the Board in evaluating risks relating to our compensation policies and procedures. In reviewing and designing our compensation programs, the Compensation Committee intends that our compensation program rewards for performance, is aligned with the interests of our stockholders and does not involve risks that are reasonably likely to have a material adverse effect on the Company.  Also, our Audit Committee assists the Board in fulfilling the Board’s oversight responsibility relating to the evaluation of financial and enterprise risks. As it deems necessary, the respective committee to which oversight and monitoring of a particular risk has been assigned reports on risk exposures and mitigation strategies with respect to such risk to the entire Board. The Company has reviewed its compensation policies and practices and concluded that they are not reasonably likely to have a material adverse effect on the Company.

Board of Directors Leadership Structure

The Board elected Ira Boots as non-executive Chairman of the Board in April 2012. This position is independent from management. Mr. Boots has served as a director of the Company since 2012. The non-executive Chairman of the Board sets the agendas for and presides over the Board meetings as well as meetings of the independent directors. The Company’s Chief Executive Officer, Thomas Goeke, also serves as a member of the Board. The Board believes that this leadership structure is appropriate because it helps to promote greater communication between management and the directors. It also increases the directors’ understanding of management decisions and Company operations and provides an additional layer of independent oversight of the Company.

Stockholders and other parties interested in communicating directly with Mr. Boots as non-executive Chairman of the Board may do so by writing to Mr. Boots, c/o Milacron Holdings Corp., 10200 Alliance Road, Suite 200, Cincinnati, Ohio 45242. Additionally, stockholders and other parties interested in communicating directly with any other independent members of the Board, whether individually or as a group, may do so by writing to that director(s) or the Board of Directors, respectively, c/o Milacron Holdings Corp., 10200 Alliance Road, Suite 200, Cincinnati, Ohio 45242.

Attendance at Meetings

It is our policy that each director is expected to dedicate sufficient time to the performance of his or her duties as a director, including by attending meetings of the stockholders, Board of Directors and committees of which he or she is a member.

In 2018, the Board of Directors held nine (9) meetings (including regularly scheduled and special meetings) and took action by unanimous written consent from time to time. All incumbent directors attended at least 75% of (i) the total number of meetings of the Board of Directors (held during the period for which he or she has been a director); and (ii) the total number of meetings held by all committees on which he or she served (during the periods that he or she served).

Stockholder Communications with the Board of Directors

Stockholders and other parties interested in communicating directly with the Board of Directors as a group may do so by writing to the Board of Directors, c/o Milacron Holdings Corp., 10200 Alliance Road, Suite 200, Cincinnati, Ohio 45242. The Secretary will review all correspondence and regularly forward to the Board of Directors all such correspondence that, in the opinion of the Secretary, deals with the functions of the Board of Directors or committees thereof or that the Secretary otherwise determines requires attention. Concerns relating to accounting, internal controls or auditing matters will immediately be brought to the attention of the Chairman of the Audit Committee. We have adopted a Whistleblower Policy, which establishes procedures for submitting these types of concerns, either personally or anonymously through a toll free telephone “hotline” or web transmission operated by an independent party.

Stockholders and other parties interested in communicating directly with Jim Kratochvil, as Chairman of the Audit Committee, may do so by writing to Mr. Jim Kratochvil, Chairman, Audit Committee, c/o Milacron Holdings Corp., 10200 Alliance Road, Suite 200, Cincinnati, Ohio 45242.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics (the “Code”), that applies to all of our directors, officers and employees, including our principal executive officer and principal financial accounting officer. The Code is posted on our website at www.milacron.com. Any amendments to, or waivers under, our Code which are required to be disclosed by the rules promulgated by the SEC will be disclosed on the Company’s website at www.milacron.com.

Corporate Governance Guidelines and Principles

We have adopted Corporate Governance Guidelines and Principles. These guidelines outline the role of our Board of Directors, the composition and operating principles of our Board of Directors and its committees and our Board of Directors’ working process. Our Corporate Governance Guidelines and Principles are posted on our website at www.milacron.com.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than ten percent of the common stock of the Company, to file with the Securities and Exchange Commission reports of ownership of company securities and changes in reported ownership. Officers, directors, and greater than ten percent stockholders, are required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. Based solely on a review of the copies of such forms furnished to the Company, or written representations from the reporting persons that no Form 5 was required, the Company believes that during 2018 all Section 16(a) filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were complied with.

Compensation Committee Interlocks and Insider Participation

During 2018, the members of our Compensation Committee were Messrs. Timothy Walsh, Ira Boots, Timothy Crow and Waters Davis.  No member of the Compensation Committee was, during 2018 or previously, an officer or employee of Milacron or its subsidiaries.  None of our executive officers serve on the compensation committee or board of directors of any other company of which any of the members of our Compensation Committee or any of our directors is an executive officer.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

The following table shows information regarding the beneficial ownership of our common stock by:

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each person or group who is known by us to own beneficially more than 5% of our common stock;

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each member of our Board of Directors, each nominee for election as a director, and each of our named executive officers; and

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all members of our Board of Directors and our executive officers as a group.

Beneficial ownership of shares is determined under rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

Except as noted by footnote, all stockholdings are as of March 6, 2019 and the percentage of beneficial ownership is based on 70,167,718 shares of common stock outstanding as of March 6, 2019.

Unless otherwise indicated, the address for each holder listed below is c/o Milacron Holdings Corp., 10200 Alliance Road, Suite 200, Cincinnati, Ohio 45242.

Name and address of beneficial owner	Number of Shares	Percentage of Shares
Principal stockholders
Wellington Management Group LLP(1)	7,211,107	10.3%
Wells Fargo & Company(2)	7,050,591	10.0%
The Vanguard Group(3)	6,405,278	9.1%
BlackRock, Inc.(4)	4,964,631	7.1%
Janus Henderson Group(5)	4,039,681	5.8%

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Directors and Named Executive Officers(6)
Ira Boots	75,924	*
Timothy Crow	11,178	*
Waters Davis	31,404	*
Jim Gentilcore	79,718	*
Gregory Gluchowski	11,178	*
Jim Kratochvil	35,127	*
David Reeder	11,178	*
Rebecca Lee Steinfort	11,178	*
Timothy Walsh	--	*
Tom Goeke	1,393,495	2.0%
Bruce Chalmers	198,162	*
Ling An-Heid	536,256	*
Gerrit Jue	15,333	*
Mark Miller	41,562	*

All members of the Board of Directors and executive officers as a group (14 persons)	2,451,693	3.4%

* Less than 1%

(1)

Based on information obtained from Amendment No. 2 to Schedule 13G filed by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP (collectively “Wellington”) on February 12, 2019.  According to that report, Wellington possesses shared power to vote or to direct the voting of 6,323,672 of such shares and possesses shared power to dispose or to direct the disposition of 7,211,107 of such shares.  In addition, according to that report, Wellington’s business address is 280 Congress Street, Boston MA 02210.

(2)

Based on information obtained from Amendment No. 1 to Schedule 13G filed by Wells Fargo & Company, Wells Capital Management Incorporated and Wells Fargo Funds Management LLC (collectively “Wells Fargo”) on January 22, 2019.  According to that report, Wells Fargo possesses sole power to vote or to direct the voting of 164,125 of such shares and possesses shared power to vote or to direct the voting of 6,307,599 of such shares and possesses sole power to dispose or to direct the disposition of 164,125 of such shares and possesses shared power to dispose or to direct the disposition of 6,886,466 of such shares. In addition, according to that report, Wells Fargo’s business address is 420 Montgomery Street, San Francisco, CA 94163.

(3)

Based on information obtained from Amendment No. 1 to Schedule 13G filed by The Vanguard Group (“Vanguard”) on February 11, 2019. According to that report, Vanguard possesses sole power to vote or to direct the voting of 76,683 of such shares and possesses shared power to vote or to direct the voting of 4,118 of such shares and possesses sole power to dispose or to direct the disposition of 6,332,314 of such shares and possesses shared power to dispose or to direct the disposition of 72,964 of such shares. In addition, according to that report, Vanguard’s business address is 100 Vanguard Blvd., Malvern, PA  19355.

(4)

Based on information obtained from Schedule 13G filed by BlackRock, Inc. (“BlackRock”) on February 8, 2019.  According to that report, Blackrock possesses sole power to vote or to direct the voting of 4,528,024 of such shares and possesses sole power to dispose or to direct the disposition of 4,964,631 of such shares.  In addition, according to that report, BlackRock’s business address is 55 East 52nd Street, New York, NY 10055.

(5)

Based on information obtained from Amendment No. 1 to Schedule 13G filed by Janus Henderson Group plc (“Janus”) on February 12, 2019. According to that report, Janus possesses shared power to vote or to direct the voting of 4,039,681 of such shares and possesses shared power to dispose or to direct the disposition of 4,039,681 of such shares. In addition, according to that report, Janus’s business address is 201 Bishopsgate EC2M 3AE, United Kingdom.

(6)

With respect to our executive officers Messrs. Goeke and Chalmers and Ms. An-Heid, the number of shares beneficially owned includes 919,494, 79,725, and 316,242 shares, respectively, which may be acquired pursuant to options issued under the Company’s 2012 Equity Incentive Plan because such options are exercisable within 60 days. With respect to our executive officers Messrs. Goeke, Chalmers, Jue and Miller, and Ms. An-Heid, the number of shares beneficially owned includes 322,997, 72,677, 7,258, 36,394 and 57,585 shares, respectively, which may be acquired pursuant to options issued under the Company’s 2015 Equity Incentive Plan as amended because such options are exercisable within 60 days. With respect to Messrs. Boots, Davis, Gentilcore and Kratochvil, the number of shares beneficially owned includes 24,535, 12,953, 44,953, and 19,962 shares, respectively, which may be acquired pursuant to options issued under the Company’s 2012 Equity Incentive Plan because such options are exercisable within 60 days.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section with our management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this Proxy Statement, which is incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Respectfully submitted by the Compensation Committee of the Board of Directors

Timothy Walsh, Chair

Ira Boots

Timothy Crow

Waters Davis

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements should be read with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans and expectations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from the programs summarized in this discussion.

Introduction

This section discusses the principles underlying the material components of our executive compensation program for our executive officers who are named in the Summary Compensation Table and the factors relevant to an analysis of these policies and decisions. For the year ended December 31, 2018, our “named executive officers” (sometimes referred to as our NEOs) include our principal executive officer, our principal financial officer, and three other executive officers who are considered the highest paid for 2018, as that term is defined by the SEC.

Name	Title
Thomas Goeke	President & Chief Executive Officer (“CEO”)
Bruce Chalmers	Chief Financial Officer (“CFO”)
Ling An-Heid	President, Mold-Masters
Gerrit Jue	President, Fluids
Mark Miller	Corporate Vice President & Chief Human Resources Officer (“CHRO”)

Executive Summary

2018 Performance Highlights

2018 was a year of strong cash flow performance.  We also concluded our multi-year restructuring initiative and note the following financial performance highlights:

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Sales of $1,258.2 million increased 1.9% on an as-reported basis, increased 1.2% on a constant currency basis and increased 4.8% on a pro forma basis.

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Operating earnings (GAAP) increased 19.6% to $106.6 million; Adjusted EBITDA (non-GAAP) increased 0.6% to $228.6 million, or 18.2% of sales.

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Diluted EPS (GAAP) of $0.58; Diluted adjusted EPS (non-GAAP) of $1.78.

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Free cash flow of $102.1 million, or a $18.9 million increase versus $83.2 million in the prior year.

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Voluntary debt payments totaling $100 million in 2018 and $3.5 million of share buybacks in the fourth quarter.

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-2018 Compensation Actions

The following summarizes the key compensation decisions for our NEOs for fiscal 2018:

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Base salary: Our NEOs received base salary increases based on an assessment of their individual performance and in consideration of internal alignment of base salary levels and reference to market pay levels and our compensation philosophy.

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Annual Incentive Bonus:  Our NEOs’ target bonus payout opportunities are 100% of base salary for our CEO, 80% of base salary for our CFO, 75% of base salary for our President, Mold-Masters and 50% of base salary for our President, Fluids and 50% of base salary for our CHRO.  The 2018 annual incentive plan paid out at 68% of target for Messrs. Goeke, Chalmers and Miller based on achievement of EBITDA, revenue and free cash flow performance relative to pre-established targets.  The 2018 annual incentive plan paid out at 63% of target for Ms. An-Heid and 96% of target for Mr. Jue based on achievement of corporate and business unit EBITDA, revenue and free cash flow performance relative to pre-established targets.

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Long-Term Incentive Awards: The 2018 annual equity award was made in performance stock units (“PSUs”) and in restricted stock awards or units (“RSAs” or “RSUs”).  PSUs are earned and vest after three years if pre-established EBITDA margin and free cash flow conversion targets are achieved.  RSAs and RSUs vest 1/3 on each of the anniversaries of the grant date.  We first granted PSUs in 2017 and the number of shares ultimately earned will be determined after fiscal year end 2019.

Corporate Governance and Best Practices

We have an executive compensation program in place that already follows best practices and align the interests of our executives with the long-term interests of our stockholders, as summarized below:

What We Do
	Pay for Performance		Consistent with the goal of creating a performance-oriented environment, pay is based on the achievement of specific strategic and financial goals.
	Stock ownership and retention policy	

Our Chief Executive Officer and other NEOs must hold at least 5x and 3x base salary in company stock, respectively. They are also required to hold at least 50% of after-tax shares received from equity awards until this requirement is met.

	Compensation recoupment (clawback) policy		Pursuant to the 2015 Equity Incentive Plan (as amended), we require recovery of long-term incentive compensation based on achievement of financial results that were subsequently restated.
	Receive advice from independent compensation consultant		Our compensation consultant (Pearl Meyer) provides no other services to the company.
	Our equity awards have “double trigger” vesting.	

Equity awards granted in 2017 and beyond will only vest in connection with a change in control to the extent that the participant is terminated without Cause or for Good Reason within 12 months following a change in control.

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What We Don’t Do
X	No supplemental executive retirement plans for NEOs		Consistent with focus on performance-oriented environment; reasonable and competitive retirement programs are offered.
X	No change in control excise tax gross-ups		Consistent with focus on performance-oriented environment and commitment to best practices aligned to long-term stockholder interests.
X	No discounted stock options, reload stock options or stock re-pricing without stockholder approval		Consistent with focus on performance-oriented environment and commitment to best practices aligned to long-term stockholder interests.
X	No short-term trading, short sales, transactions involving derivatives, hedging or pledging transactions for executive officers and non-employee directors		Consistent with focus on performance-oriented environment and commitment to best practices aligned to long-term stockholder interests.

“Say on Pay” Advisory Vote

In 2018, our advisory “Say on Pay” vote was approved by 98.8% of our stockholders. We value feedback from our stockholders on our compensation programs and welcome input. Our Compensation Committee has considered the favorable results of our “Say on Pay” vote and determined that our current executive compensation program appropriately aligns the interests of our executives with those of our stockholders and has not made any changes to our executive compensation program. We will continue to monitor feedback from our stockholders and intend to solicit outreach as appropriate on our programs.

Executive Compensation Program Philosophy and Objectives

Our compensation program is intended to directly support the achievement of specific annual, longer-term and strategic goals of the business, while aligning the interests of our NEOs with the interests of our stockholders. The program is designed to provide a balanced program that rewards financial and individual results that supports the Company’s strategic plan, with a focus on performance-based compensation. The program’s strong pay-for-performance alignment is an important part of our continuing commitment to enhancing long-term stockholder value. We also believe that stockholders are best served when we are able to attract and retain high caliber executive talent. To that end, we offer a fixed base salary, an annual bonus plan as well as a long-term equity component of our overall compensation package.

The main objectives of our program include:

•	Creation of Long-Term Value: Linking NEO long-term incentive awards and annual bonuses with increases in stockholder value.
•	Motivating Executives: Incentivizing executives to be accountable for achievement of our strategic and financial objectives.
•	Retention and Attraction: Retaining and attracting critical management by offering market competitive levels of compensation and incentive upside opportunity.
•	Balanced Risk: Structuring compensation programs to balance reward and risk, while mitigating the incentive for excessive risk-taking.

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To achieve these objectives, we have structured a compensation program that provides our executives with the following:

Pay Element	Form	Purpose
Base Salary	Cash (Fixed)	Reflects position, responsibilities, competitive market rates, strategic importance of the position and individual experience.

Annual Performance Bonus Plan	Cash (Variable)	Rewards achievement of specified levels of Adjusted EBITDA, free cash flow and revenues, as determined by our Compensation Committee.

Long-Term Incentives	Equity (Variable)	Rewards outstanding performance with incentives that focus our executive team on creating stockholder value over the long-term.

We believe this mix of short- and long-term incentives allows us to achieve our goals of attracting, retaining and motivating our top executives. By providing a substantial portion of our NEOs’ total compensation package in the form of equity-based awards through performance share units and restricted stock grants, we are able to create an incentive to build stockholder value over the long-term and closely align the interests of our NEOs to those of our stockholders by incentivizing our NEOs to produce stockholder value. We have adhered to this philosophy historically and intend to continue to do so going forward on a more consistent and regular basis as the company matures. Additionally, our annual performance-based bonus is contingent upon the achievement of financial performance metrics and the amount of compensation ultimately received for these awards vary with our annual financial performance, thereby providing an additional incentive to maximize stockholder value. This philosophy has been successful by motivating, retaining and incentivizing our NEOs and providing value to our stockholders.

Our compensation philosophy provides for adjustments tailored to individual and corporate performance for the year, roles unique in the marketplace, as well as special circumstances and the need to attract and retain critical talent. Therefore, the Compensation Committee considers available compensation data for executives at the peer companies, but also recognizes the need for adjustments to set appropriate compensation targets for each NEO.

Generally, our total direct compensation (sum of base salary, annual bonus and long-term incentives) is performance-based with market data used as a reference point. The Compensation Committee believes this construct results in a fair level of pay for target performance, and an above-market opportunity if the executive team builds share value in a sustainable way. In general, we target cash compensation (base salary and annual bonus) around the median of our market and compensation peer group, taking into account the relative responsibilities of our executives. We generally target long-term incentives between the median and up to the 75th percentile of our market and compensation peer group to encourage the sustainability of the business and drive long-term stockholder value creation. Actual total compensation in any given year may be above or below the target level based on individual and corporate performance.

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Compensation Benchmarking Data and Pay Mix

The Compensation Committee compares our executive compensation program to a group of technology and tooling companies of comparable revenue size. The peer group was approved at our initial public offering in 2015 and remains unchanged since then (other than to eliminate companies that have been acquired or are no longer trading.)

For setting target compensation levels for our NEOs in 2018, the Company referenced compensation practices among the following 23 companies:

Actuant Corporation	Generac Holdings Inc.	Mueller Industries Inc.
Altra Industrial Motion Corp.	Graco Inc.	Nordson Corporation
Badger Meter Inc.	Hillenbrand, Inc.	RBC Bearings Inc.
Barnes Group Inc.	IDEX Corporation	Rexnord Corporation
Chart Industries Inc.	Kennametal Inc.	Tennant Company
Donaldson Company, Inc.	Lennox International, Inc.	TriMas Corporation
EnPro Industries, Inc.	Lincoln Electric Holdings Inc.	Watts Water Technologies, Inc.
ESCO Technologies Inc.	Middleby Corp.

The purpose of this review was to assess competitive compensation practices and a variety of other factors. The Compensation Committee reviewed compensation data provided by Pearl Meyer and also considered our position in our life cycle for determining the mix between cash compensation and equity-based awards, the appropriate size of equity-based awards and the need to retain the key leadership team.

We strive to achieve an appropriate mix between the various elements of our compensation program to meet our compensation objectives and philosophy; however, we do not apply any rigid allocation formula in setting our NEOs’ compensation, and we may make adjustments to this approach for various positions after giving due consideration to prevailing circumstances.

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-Compensation Decision Making Process

The Compensation Committee

Our executive compensation programs are determined and approved by our Compensation Committee. During 2018, the Compensation Committee was responsible for the oversight, implementation and administration of all of our executive compensation plans and programs. None of our NEOs are members of the Compensation Committee or otherwise have any role in determining the compensation of our other NEOs, although the Compensation Committee does consider the recommendations of our Chief Executive Officer in setting compensation levels for our executive officers other than himself and works closely with our NEOs in establishing compensation targets and performance goals, as described in further detail below. The Compensation Committee determined all of the components of compensation of our Chief Executive Officer. Our Board reviewed the Compensation Committee’s recommendations for the compensation of our Chief Executive Officer and the non-executive chairman’s assessment of the Chief Executive Officer’s performance and approved his final compensation.

The Role of Management

The Compensation Committee, composed solely of independent directors, is ultimately responsible for making executive compensation decisions for our NEOs. The Compensation Committee, does, however, work closely with its independent compensation consultant and management to examine pay and performance matters throughout the year.

Each year, the members of management establish a budget, which is approved by the Board of Directors. The budget establishes revenue targets and other performance-related goals, which gives the Compensation Committee a basis for reviewing and setting the goals and objectives related to the compensation of our NEOs. During this review, the Compensation Committee considers the balance between short-term cash compensation and long-term incentives, evaluates the performance of our NEOs in light of established goals and objectives and considers our prior performance and sets the compensation levels of our NEOs based on that evaluation. The Compensation Committee also uses peer group data to determine appropriate total direct compensation levels (consisting of base salary, annual bonus and long-term incentives) for our NEOs, as discussed below. Finally, in making subjective evaluations of the overall performance of NEOs, the Compensation Committee considers our NEOs’ performance from the perspective of our core values, which include practicing integrity, driving innovation, operational excellence, developing employees, and environmental stewardship.

The CEO and the CHRO may also provide the Compensation Committee with additional analyses and recommendations that reflect such factors as level of experience, time in the position and applicable skill set, although neither the CEO nor CHRO makes recommendations with respect to the CEO’s compensation.

Compensation Consultant

We have engaged Pearl Meyer as our independent advisor to the Compensation Committee from time to time since 2012 to consult on our compensation programs. During 2018, Pearl Meyer provided advice with respect to market competitive compensation programs for executives. After careful consideration, we have concluded that Pearl Meyer is “independent” pursuant to all stock exchange and SEC guidance.

Elements of Compensation-At a Glance

For 2018, our compensation program for our NEOs consisted of:

•	base salary;
•	annual performance-based cash awards; and
•	long-term equity based incentive awards.

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-We also provide market competitive severance protections. We provide limited benefits generally provided to our employee population as well.

Elements of Compensation-Details

Base Salary

We provide an annual base salary to our NEOs to induce talented executives to join or remain with our Company, to compensate them for their services during the year and to provide them with a stable source of income. For 2018, each of our NEOs, except Mr. Chalmers and Mr. Miller, was party to an employment agreement which set his or her minimum level of annual base salary. Mr. Chalmers had an employment letter that established an initial annualized base salary level. For more information regarding the current terms and conditions of our NEOs’ employment, see “Employment and Severance Agreements.”

The base salary levels of our NEOs are reviewed annually by our Compensation Committee to determine whether an adjustment is warranted. The Compensation Committee may take into account numerous factors in making its determination, none of which are dispositive or individually weighted, including the NEO’s relative importance and responsibilities, the NEO’s performance and periodic reference to comparable salaries paid to other executives of similar experience in our industry in general and in our compensation peer group.

For 2018, our NEOs received base salary increases based on an assessment of their individual performance and in consideration of internal alignment of base salary levels and reference to market pay levels and our compensation philosophy.

The base salaries paid to our NEOs during 2016, 2017 and 2018 are reported in the “2018 Summary Compensation Table” below. The annual base salaries in effect for Mr. Goeke and Mr. Chalmers as of December 31, 2017 and December 31, 2018 are as follows.  Our other NEOs were not NEOs in 2017 and, as such, their base salaries as of December 31, 2018 are presented in the table below.

Name	2017 Annual Salary	2018 Annual Salary	% Increase
Thomas Goeke	$855,000	$881,000	3.04%
Bruce Chalmers	$499,992	$525,000	5.00%
Ling An-Heid(1)	- (3)	525,000 CAD	-
Gerrit Jue(2)	- (3)	€ 340,000	-
Mark Miller	- (3)	$305,000	-

(1) Ms. An-Heid’s salary is reported in Canadian Dollars.

(2) Mr. Jue’s salary is reported in Euros. Salary includes basic pay plus holiday allowance (legally mandated by Dutch law) plus additional US allowance (paid under assignment agreement dated September 2016).

(3) Individual was not an NEO in 2017.

Annual Performance-Based Cash Awards (Bonus Plan)

We provide our NEOs with annual performance-based cash award opportunities linked to our annual financial performance pursuant to a bonus plan (the “Bonus Plan”).

               The target annual performance-based cash award opportunity for each eligible executive is set as a percentage of their earned base salary (i.e., annual base wages paid during the year excluding salary adjustments or other payments made because of overseas employment, payments made from incentive plans, bonus payments of any kind, commission payments, relocation expenses or any payments made from any employee benefit plan). The target annual performance-based cash award amounts were determined by our Compensation Committee, and generally reflect the executive’s position and market conditions.

Target bonus opportunity for our NEOs in 2018 was 100% of base salary for Mr. Goeke, 80% of base salary for Mr. Chalmers, 75% of base salary for Ms. An-Heid, 50% of base salary for Mr. Jue and 50% of base salary for Mr. Miller.

Under the Bonus Plan, awards payable for 2018 to our NEOs were based on the achievement of the Company’s budgeted free cash flow, revenue and Adjusted EBITDA. The free cash flow measure was weighted 20%, the revenue measure was weighted 30% and the Adjusted EBITDA measure was weighted 50%. A minimum level of Adjusted EBITDA of $225.4 million for 2018 had to be achieved in order for any bonus to be funded under the Bonus Plan.

The Compensation Committee chose revenue and Adjusted EBITDA as objective financial incentive target goals for the Bonus Plan since such goals, when set at the appropriate level, are intended to encourage growth in a prudent fashion. The free cash flow measure represents our focus on working capital metrics among other strategic objectives. Revenue performance levels are determined in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). For a discussion of Adjusted EBITDA see “Non-GAAP Financial Measures-Adjusted EBITDA” in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. Free cash flow is defined for purposes of the Bonus Plan as Adjusted EBITDA plus/minus the change in working capital minus other cash expenditures (e.g. restructuring expenses) minus capital expenditures, minus cash interest and minus taxes Depending on our level of achievement of the free cash flow, revenue and Adjusted EBITDA performance targets, our NEOs could earn 0% of their target bonus opportunity for below threshold performance, 50% of their target bonus opportunity for achievement of threshold performance, 100% of their target bonus opportunity for achievement of target performance and up to 200% of their target bonus opportunity for achievement of stretch performance.

There is no adjustment of the objectively determined bonus payout based on individual performance. Actual bonus payouts are based on the below formula:

Annualized Salary	X	Target Bonus %	X	1. Adjusted EBITDA Performance Factor (50% x Adjusted EBITDA Payout)	+	2. Revenue Performance Factor (30% x Revenue Payout)	+	3. Free Cash Flow Performance Factor (20% x Free Cash Flow Payout)	=	Actual Bonus

Bonus payouts for Messrs. Goeke, Chalmers and Miller were based on achievement of financial performance targets at the corporate level. Bonus payouts for Ms. An-Heid and Mr. Jue were based 50% on achievement of financial performance targets at the corporate level and 50% for achievement of financial performance targets for their businesses (Mold-Masters and Fluids, respectively).

For 2018, based on our actual performance against the pre-established financial performance targets, the bonus for Messrs. Goeke, Chalmers and Miller paid out at approximately 68.1% of target. Performance targets and actual performance achieved for corporate-level executives is detailed in the table below.

Corporate Performance Measure	Weighting	Threshold	Target	Stretch	Performance for 2018 Bonus
Revenue	30%	$1.259 billion	$1.278 billion	$1.296 billion	$1.2582 billion
Adjusted EBITDA	50%	$225.4 million	$242 million	$258 million	$228.6 million
Free Cash Flow	20%	$63.8 million	$83 million	$103.9 million	$102.1 million

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-For 2018, based on our actual performance against the pre-established financial performance targets, the bonus for Ms. An-Heid paid out at approximately 63% of target based 50% on achievement of corporate performance (noted above) and 50% on achievement of performance for the Mold-Masters business. Performance targets and actual performance achieved for the Mold-Masters business detailed in the table below.

Mold-Masters Performance Measure	Weighting	Threshold	Target	Stretch	Performance for 2018 Bonus
Revenue	30%	$331 million	$341 million	$350 million	$347.1 million (1)
Adjusted EBITDA	50%	$122.2 million	$127.1 million	$132.7 million	$122.6 million
Free Cash Flow	20%	$126.8 million	$131.7 million	$137.3 million	$120.1 million
(1) The Compensation Committee capped the payout for the revenue measure at target despite above-target performance.

For 2018, based on our actual performance against the pre-established financial performance targets, the bonus for Mr. Jue paid out at approximately 96% of target based 50% on achievement of corporate performance (noted above) and 50% on achievement of performance for the Fluids business. Performance targets and actual performance achieved for the Fluids business is detailed in the table below.

Fluids Performance Measure	Weighting	Threshold	Target	Stretch	Performance for 2018 Bonus
Revenue	30%	$129 million	$130.8 million	$132 million	$129.3 million
Adjusted EBITDA	50%	$27.7 million	$28.1 million	$29.9 million	$29.3 million
Free Cash Flow	20%	$26.8 million	$27.1 million	$29 million	$27.3 million

The bonus earned by our NEOs during 2016, 2017 and 2018 are reported in the “2018 Summary Compensation Table” below. The bonus amounts each of our NEOs earned for performance in 2018 are as follows:

Name	2018 Earned Salary(1)	Target Bonus (% of Annualized Salary)	Target Bonus	Performance Achievement (% of Target)(2)	Bonus Payout for 2018 (USD)
Thomas Goeke	$925,418	100%	$925,418	68%	$630,124
Bruce Chalmers	$548,298	80%	$438,638	68%	$298,672
Ling An-Heid	525,000 CAD	75%	393,750 CAD	63%	$179,820	(3)
Gerrit Jue (4)	€ 340,000	50%	€ 170,000	96%	$186,354	(5)
Mark Miller	$314,511	50%	$157,256	68%	$107,077

(1) Bonus amounts are based on salary earned for 2018 which may be different from the annual base salary at December 31, 2018 that is presented in the base salary section of this Compensation Discussion & Analysis due to the number of pay periods in a given year.

(2) Rounded to the nearest whole percentage point.
(3) Ms. An-Heid’s bonus was paid in Canadian Dollars. The amount shown has been converted to U.S. dollars at the December 31, 2018 exchange rate of 1.3644CAD per $1.00 USD.
(4) The base salary used to calculate Mr. Jue’s bonus is stated in his employment agreement.
(5) Mr. Jue’s bonus was paid in Euros. The amount shown has been converted to U.S. dollars at the December 31, 2018 exchange rate of 0.8729 EURO per $1.00.

Long-Term Equity Based Incentive Awards

Equity awards are an important element of our compensation program because they align the interests of our executives with those of our stockholders and incentivize the achievement of our long-term value creation. We have historically provided our NEOs with long-term equity incentive awards from time to time, consisting generally of stock options and restricted stock.

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-Our March 2018 annual equity award for each of our NEOs, except Mr. Miller, was made in the form of PSUs and RSAs or RSUs.  Our practice is to deliver annual equity awards to our senior executives and business unit leaders 50% in PSUs and 50% in RSAs or RSUs.  Mr. Miller’s 2018 annual equity award delivered 100% in RSAs.  In 2018 Mr. Chalmers and Ms. An-Heid received special retention restricted stock awards/units.

PSUs granted in 2018 will only vest if the Company achieves pre-determined financial performance goals for the three year period beginning in 2018 and ending 2020.  50% of the PSUs will be earned based on Adjusted EBITDA margin performance and 50% will be earned based on free cash flow conversion performance.

Depending on our level of achievement of the Adjusted EBITDA margin and free cash flow conversion performance targets, individuals could earn 0% of their target PSUs for below threshold performance, 50% of their target PSUs for achievement of threshold performance, 100% of their target PSUs for achievement of target performance and up to 200% of their target PSUs for achievement of stretch performance.

RSAs or RSUs promote retention of our NEOs. They vest ratably over three years.

Beginning with awards granted in 2017, such awards will only vest in connection with a change in control to the extent that the participant is terminated without Cause or for Good Reason within 12 months following a change in control.

Each of our NEOs received the following long term incentive awards in March 2018:

Name	Performance Stock Units	Restricted Stock Awards/Units
Thomas Goeke	$1,450,007	$1,450,007
Bruce Chalmers	$525,008	$1,024,996
Ling An-Heid	$339,992	$840,001
Gerrit Jue	$149,996	$149,996
Mark Miller	-	$429,990

Additional Executive Benefits and Perquisites

We provide our NEOs with certain executive benefits that the Compensation Committee believes are reasonable and in the best interests of the Company and its stockholders but do not constitute a significant portion of the overall compensation program. We believe these benefits are generally equivalent to benefits provided by comparable companies based on our expertise and knowledge of general industry practices.

Retirement Plan Benefits. We do not sponsor a defined benefit retirement plan nor do we believe that such a plan best serves the needs of our employees or the business at this time. However, we do sponsor a qualified defined contribution (401(k)) retirement plan. The qualified plan is available to all eligible employees located in the United States, including our NEOs located in the United States, and permits participants to make contributions up to the maximum limits allowable under the Internal Revenue Code of 1986, as amended (the “IRS Code”) and provides for Company contributions on a discretionary basis only. For 2018, we made a discretionary matching contribution to employees’ accounts based upon their deferral elections for the previous fiscal year. We provided the matching contribution to all of our NEOs other than Ms. An-Heid. Employee contributions vest immediately. Employees become vested in the Company contributions once they attain one year of credited service. Mr. Jue is located in the Netherlands where we also offer a workplace defined contribution pension plan and make contributions on behalf of such employees into this plan.

Health and Welfare Benefits. Our NEOs have the option to participate in various employee welfare benefit programs, including medical, dental and life insurance benefits. These benefit programs are generally available to all employees.

Perquisites. No perquisites were provided to our NEOs, other than to Ms. An-Heid, during 2018 and do not represent a material element of our compensation program.  Ms. An-Heid is entitled to an automobile allowance and de minimis travel expense reimbursement, which is included in the Summary Compensation Table.

Severance Benefits

We are party to employment agreements with each of our NEOs except Mr. Chalmers and Mr. Miller. We entered into an employment offer letter and, effective June 5, 2015, a severance agreement with Mr. Chalmers.  We entered into a severance agreement with Mr. Miller effective February 1, 2019. The employment agreements provide for severance and other benefits which are designed to provide economic protection so that an executive can remain focused on our business without undue personal concern in the event that his position is eliminated or, in some cases, significantly altered by the Company, which we believe is particularly important in light of the executives’ leadership roles at the Company. The Compensation Committee believes that providing severance or similar benefits is common among similarly-situated executives in the technology and tooling industry generally and remains important in recruiting and retaining key executives. The employment agreements and offer letter we have entered into with our NEOs are described in further detail in the narrative following the Summary Compensation Table. For more information regarding the potential payments and benefits that would be provided to our NEOs in connection with certain terminations of their employment on December 31, 2018, see “Potential Payments Upon Termination or Change in Control.”

Compensation Guidelines and Policies

Accounting and Tax Considerations

In determining which elements of compensation are to be paid, and how they are weighted, we take into account whether a particular form of compensation will be deductible under Section 162(m) of the IRS Code (“Section 162(m)”). Prior to tax law reform in 2018, Section 162(m) generally limited the deductibility of compensation paid to our NEOs (other than our Chief Financial Officer) to $1 million during any fiscal year unless such compensation is “performance-based” under Section 162(m). Tax law reform eliminated the Section 162(m) performance-based compensation exemption prospectively and made other changes to Section 162(m), but with a transition rule that preserves the performance-based compensation exemption for certain arrangements and awards in place as of November 2, 2017.  We intend to continue to administer arrangements and awards subject to this transition rule with a view toward preserving their eligibility for the performance-based compensation exemption to the extent practicable and consistent with the non-tax compensation program objectives noted above.

Going forward, our intent generally is to design and administer executive compensation programs in a manner that is intended to take into account deductibility of compensation paid to our executive officers. However, we have not adopted a policy that all compensation must be deductible and reserve the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible. The Compensation Committee will continue to monitor the tax and other consequences of our executive compensation program as part of its primary objective of ensuring that compensation paid to our executive officers is reasonable and consistent with the goals of the Company and its stockholders.

Stock Ownership Guidelines

Our executives and non-employee directors are subject to stock ownership guidelines to directly align their interests with those of our stockholders. Executives and non-employee directors are required to own Company stock with a dollar value equal to a multiple of their base salary and Board cash retainer, respectively:

•	Chief Executive Officer: 5x Salary
•	Other NEOs: 3x Salary

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•	Other Executives Reporting Directly to our NEOs: 1x Salary

•	Non-Employee Directors: 3x Board cash retainer

Executives and non-employee directors have five years to achieve the stock ownership guidelines. Until the stock ownership guidelines are achieved, executives and non-employee directors must hold 50% of shares realized from the vesting or exercise of shares received in respect of any equity awards, determined on an after-tax basis.

Clawback Policy

Our 2015 Equity Incentive Plan (as amended) provides that awards made under the plan will be clawed back in certain circumstances, including:

•	termination for cause;

•

the Compensation Committee’s determination that an executive who left the Company for any other reason breached material terms of restrictive covenants (such as a non-competition or confidentiality agreement) in his employment agreement or other grant agreements; or

•	an accounting restatement.

The clawback policy for termination for cause and for breach of restrictive covenants after termination for any other reason will apply at any time within one year after the date on which an executive exercises a stock option or stock appreciation right, on which a full value equity award, such as restricted stock or restricted stock units, vests or becomes payable. If compensation were clawed back, the executive would be required to pay the Company any gain realized in connection with any of the awards noted above.

If an executive receives compensation (whether a stock option or otherwise) based on financial statements that are subsequently required to be restated in any way that would have decreased the value of such compensation, the executive will be required to forfeit and repay to the Company the difference between what the executive received and what the executive should have received based on the accounting restatement.

The Company intends to modify this policy to the extent required under Section 954 of the Dodd Frank Act when final rules are promulgated.

Anti-Hedging and Pledging Policy

As part of our Policy on Insider Trading and Communications with the Public, all of our employees, including our NEOs, as well as our directors and consultants, are prohibited from engaging in speculative transactions in our stock, including short sales, puts/calls, hedging transactions and margin accounts or pledges.

2018 Summary Compensation Table

The following table sets forth certain information with respect to compensation earned by our NEOs for each of our last three completed fiscal years.

Name and Principal Position	Year	Salary	Stock Awards($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(5)	Total ($)
Thomas Goeke President & Chief Executive Officer	2018	881,000	2,900,014	-	630,124	8,100	4,419,238
	2017	855,000	1,603,129	961,876	715,071	8,100	4,143,176
	2016	846,667	-	-	-	94,839	941,506
Bruce Chalmers Chief Financial Officer	2018	525,000	1,550,005	-	298,672	5,400	2,379,077
	2017	499,992	1,330,005	270,002	258,567	5,400	2,363,966
	2016	391,667	-	-	-	92,119	483,786
Ling An-Heid President, Mold-Masters(3)	2018	384,785	1,179,993	-	179,820	23,453	1,768,051
Gerrit Jue President, Fluids(4)	2018	389,506	299,993	-	186,354	61,900	937,753
Mark Miller Corporate VP & Chief Human Resources Officer	2018	305,000	429,990	-	107,077	6,224	848,291

(1) The amounts shown in the “Stock Awards” and “Option Awards” columns represent the aggregate grant date fair value of restricted stock, restricted stock units, performance stock units and stock options granted to our NEOs, calculated pursuant to FASB ASC Topic 718, excluding the effect of any estimated forfeitures. See Note 9 to the Consolidated Financial Statements included in our Annual Report on form 10-K for the year ended December 31, 2018 for a discussion of the relevant assumptions used in calculating these amounts. All amounts represent potential future income calculated for financial reporting purposes; actual amounts recognized by the named executive officers may be materially different depending on, among other things, the Company’s stock price, ROIC, Adjusted EBITDA margin and free cash flow conversion performance and the period of service of the executive.

(2) The amounts reported in this column represent the annual cash performance-based bonuses earned by our NEOs pursuant to the achievement of certain Company performance objectives described above in "Elements of Compensation - Annual Performance-Based Cash Awards (Bonus Plan)."

(3) Ms. An-Heid’s cash compensation was paid in Canadian Dollars. The values have been converted to U.S. dollars at the December 31, 2018 exchange rate of 1.3644CAD per $1.00 USD.
(4) Mr. Jue’s cash compensation was paid in Euros. The values have been converted to U.S. dollars at the December 31, 2018 exchange rate of 0.8729 EURO per $1.00 USD.
(5) The amounts shown in the All Other Compensation column for 2018 include the following:

All Other Compensation Table

	401(k) Match($)	Car Allowance($)	Personal Travel Expense Reimbursement($)	Retirement Contribution($)(1)	Make Up Payment($)(2)
Thomas Goeke	8,100	-	-	-	-
Bruce Chalmers	5,400	-	-	-	-
Ling An-Heid	-	8,795	14,658	-	-
Gerrit Jue	-	-	-	17,856	44,044
Mark Miller	6,224	-	-	-	-

(1) Represents monthly company contributions to the Waardewiis Defined Contribution Pension Plan of 1,704.65 Euros per month. Further information about this plan can be found in the Nonqualified Deferred Compensation Table, below.

(2) Represents a cash make-up monthly payment in the amount of $3,670 per month, attributable to a cap that was statutorily placed on contributions to Mr. Jue’s pension plan under Dutch law in 2015.

2018 Grants of Plan-Based Awards

The following table summarizes plan-based awards granted to our NEOs for the year ended December 31, 2018.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
	Grant Date	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold (#)(2)	Target (#)(2)	Maximum (#)(2)	Stock Awards: Number of Shares of Stock or Units (#)(3)	Option Awards: Number of Shares Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/SH)	Total Grant Date Fair Value of Stock and Option Awards ($)(5)
Thomas Goeke
Bonus Plan		440,500	881,000	1,762,000
Restricted Stock Award	3/1/2018							69,312			1,450,007
Performance Stock Units	3/1/2018				34,656	69,312	138,624				1,450,007
Bruce Chalmers
Bonus Plan		210,000	420,000	840,000
Restricted Stock Award	3/1/2018							48,996			1,024,996
Performance Stock Units	3/1/2018				12,548	25,096	50,192				525,008
Ling An-Heid
Bonus Plan(6)		144,294	288,588	577,177
Restricted Stock Award	3/1/2018							40,153			840,001
Performance Stock Units	3/1/2018				8,126	16,252	32,504				339,992
Gerrit Jue
Bonus Plan(7)		97,377	194,753	389,506
Restricted Stock Award	3/1/2018							7,170			149,996
Performance Stock Units	3/1/2018				3,585	7,170	14,340				149,996
Mark Miller
Bonus Plan		76,250	152,500	305,000
Restricted Stock Award	3/1/2018							20,554			429,990

(1) Represents threshold and target levels of achievement of Company performance goals under the Company’s Bonus Plan, with threshold and target bonus opportunities based on a percentage of each of our NEO’s annual base salary.  Our NEOs are also eligible to receive annual bonuses in excess of the target amounts listed above for achievement of applicable Company performance goals in excess of target levels, as further described above in "Elements of Compensation - Annual Performance-Based Bonuses.”

(2) Represents the number of performance stock units that will be earned based on the Company’s Adjusted EBITDA Margin and Free Cash Flow Conversion performance for the 2018-2020 performance period.  The performance stock units will vest at the end of the 3-year performance period.

(3) Represents the number of shares of restricted stock or restricted stock units granted during fiscal 2018.  The award will vest as to 33.33% of the shares/units on each of the first three anniversaries of the grant date, subject to continued service.

(4) Represents the number of shares subject to stock option awards granted during fiscal 2018. There were no options granted in 2018.

(5) The amounts shown reflect the aggregate grant date fair value of restricted stock, restricted stock units, performance stock units and stock options granted to our NEOs in 2018, calculated in accordance with to FASB ASC Topic 718, excluding the effect of any estimated forfeitures. See Note 9 to the Consolidated Financial Statements included in our Annual Report on form 10-K for the  year ended December 31, 2018 for a discussion of the relevant assumptions used in calculating these amounts. All amounts represent potential future income calculated for financial reporting purposes; actual amounts recognized by the named executive officers may be materially different depending on, among other things, the Company’s stock price, Adjusted EBITDA Margin and Free Cash Flow Conversion performance and the period of service of the executive.

(6) Ms. An-Heid’s cash compensation was paid in Canadian Dollars. The values have been converted to U.S. dollars at the December 31, 2018 exchange rate of 1.3644CAD per $1.00 USD
(7) Mr. Jue’s cash compensation was paid in Euros. The values have been converted to U.S. dollars at the December 31, 2018 exchange rate of 0.8729 EURO per $1.00 USD

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment and Severance Agreements

Thomas Goeke

We entered into an amended and restated employment agreement with Thomas Goeke on June 24, 2015. Mr. Goeke’s contract period was initially valid through September 20, 2017 and automatically renews on an annual basis thereafter, unless either party provides notice of at least six months prior to the expiration date. The agreement provides that Mr. Goeke will receive an initial annualized base salary of $830,000. The agreement also provides for an annual bonus payment for Mr. Goeke determined by the Board of Directors or a committee thereof based on performance goals established with respect to each particular year with the threshold, target and maximum bonus level set at a percentage of his annualized base salary. Mr. Goeke’s agreement also contains standard confidentiality provisions and non-solicitation and non-competition covenants that run for a period of 18 months following the date of termination.

Bruce Chalmers

We entered into an offer letter with Bruce Chalmers on October 30, 2013 and a severance agreement, effective June 5, 2015. The offer letter provides that Mr. Chalmers will receive an initial annualized base salary of $300,000. The offer letter also provides that Mr. Chalmers will be eligible to participate in the Bonus Plan with a target bonus level set at a percentage of his annualized base salary. Pursuant to the offer letter and a related stock option award agreement, Mr. Chalmers was granted an option to purchase 159,450 shares of our common stock at a price of $6.64 per share. Mr. Chalmers’s severance agreement is described below and contains standard confidentiality provisions and non-solicitation and non-competition covenants that run for a period of 18 months following the date of termination.

Ling An-Heid

We entered into an employment agreement with Ling An-Heid on January 1, 2013. The agreement provides that Ms. An-Heid will receive an initial base salary of 263,362.41 CAD. Ms. An-Heid’s agreement also contains standard confidentiality provisions and non-solicitation and non-competition covenants that run for a period of one year following the date of termination. Ms. An-Heid’s potential termination payments are described below.

Gerrit Jue

Mr. Jue is a party to two arrangements through Cimcool Industrial Products, B.V. (“Cimcool B.V.”). The first is an employment agreement dated June 1, 2003. This agreement designates Mr. Jue as a Managing Director of Cimcool for a period of time up until his termination of employment by operation of law when he reaches legal retirement age, or sooner if Mr. Jue provides 6 months’ notice, or Cimcool provides 12 months’ notice, of any party’s wish to terminate the arrangement. The agreement provides Mr. Jue with an annual fixed base salary of 130,000 Euro per year, and an opportunity to participate in the Milacron annual incentive program with a target bonus of 40% of base salary. Pursuant to the agreement, Mr. Jue will be entitled to business expense reimbursement, use of Cimcool phone and car, as well as participation in the Cimcool’s health and welfare plans and defined contribution benefit.

Mr. Jue is also party to an assignment agreement dated September 22, 2016, whereby he will serve as a Global President Cimcool (a Milacron entity) through his employment at Cimcool B.V. Under this arrangement, he will provide these services for a period of 12 months, which is automatically renewed for additional 12 month periods in the absence of termination. In consideration for this role, he will be paid 2,500 Euro per month, and be eligible for an additional 10% target bonus under the Milacron annual incentive program (i.e., up to 50% of base salary).

Mark Miller

We entered into a severance agreement with Mark Miller effective February 1, 2019. Mr. Miller’s severance agreement is described below and contains standard confidentiality provisions and non-solicitation and non-competition covenants that run for a period of 18 months following the date of termination.

Each of Messrs. Goeke, Chalmers and Miller and Ms. An-Heid are also entitled to certain payments upon their termination as described below under “Potential Payments Upon Termination or Change in Control.”

2018 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to outstanding equity awards held by our NEOs as of December 31, 2018:

Name	Grant Date	Number of Securities underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(1)
Thomas Goeke	10/4/2012	814,789	-	6.64	10/4/2022
	3/28/2013	104,705	-	6.64	3/28/2023
	6/24/2015	260,941	86,981(2)	20.00	6/24/2025
	3/1/2017	31,028	93,085(2)	18.42	3/1/2027
	3/1/2017					34,813(3)	413,927
	3/1/2017							34,813(4)	413,927
	3/1/2018					69,312(3)	824,120
	3/1/2018							69,312(5)	824,120
Bruce Chalmers	4/30/2014	79,725	-	6.64	4/30/2024
	6/24/2015	55,258	18,420(2)	20.00	6/24/2025
	3/1/2017	8,709	26,130(2)	18.42	3/1/2027
	3/1/2017					9,773(3)	116,201
	3/1/2017							9,772(4)	116,189
	8/1/2017					32,867(3)	390,789
	31/2018					48,996(3)	582,562
	31/2018							25,096(5)	298,391
Ling An-Heid	5/8/2013	316,242	-	6.64	5/8/2023
	6/24/2015	49,118	16,373(2)	20.00	6/24/2025
	3/1/2017	4,233	12,702(2)	18.42	3/1/2027
	3/1/2017					11,989(3)	142,549
	3/1/2017							4,750(4)	56,478
	10/30/2017					33,709(3)	400,800
	3/1/2018					40,153(3)	477,419
	3/1/2018							16,252(5)	193,236
Gerrit Jue	3/1/2017	3,629	10,887(2)	18.42	3/1/2027
	3/1/2017					14,930(3)	177,518
	3/1/2017							4,072(4)	48,416
	3/1/2018					7,170(3)	85,251
	3/1/2018							7,170(5)	85,251

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Mark Miller	6/24/2015	28,652	9,551(2)	20.00	6/24/2025
	3/1/2017	3,871	11,613(2)	18.42	3/1/2027
	3/1/2017					6,515(3)	77,463
	3/1/2018					20,554(3)	244,387

(1) Amounts are based on the fair market value of our common stock of $11.89, which was the closing price of our common stock on December 31, 2018 as reported on the New York Stock Exchange.
(2) These options will vest in equal annual installments of 25% of the Shares over a 4-year period on each anniversary of the grant date.
(3) These awards will vest in equal annual installments of 33.33% of the shares/units over a 3-year period on each anniversary of the grant date.

(4) These awards will vest on the 3rd anniversary of the grant date based on achievement of ROIC performance targets for the 2017-2019 performance period. The values shown assume the target number of shares earned.

(5) These awards will vest on the 3rd anniversary of the grant date based on achievement of Adjusted EBITDA Margin and Free Cash Flow Conversion performance targets for the 2018-2020 performance period. The values shown assume the target number of shares earned.

Option Exercises and Stock Vested in 2018

	Option Awards(1)		Stock Awards(1)
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(3)
Thomas Goeke	-	-	70,531	1,391,571
Bruce Chalmers	79,725	1,123,828	32,568	648,594
Ling An-Heid	-	-	22,847	363,527
Gerrit Jue	-	-	7,464	156,147
Mark Miller	-	-	20,757	406,586

(1) The number of shares acquired and the value realized on exercise or vesting have not been reduced to reflect any NEO’s use of share withholding to pay the exercise price of options or to satisfy tax obligations in connection with the option exercise or the vesting of restricted stock or restricted stock units.

(2) The amounts shown in the column reflect the value of options exercised based on the difference between the option exercise price and the market price of our common stock on the date the options were exercised

(3) The amounts shown in this column reflect the value of the vested shares based on the closing price of our common stock on the trading day immediately prior to the vesting date.

Nonqualified Deferred Compensation

Name	Registrant contributions in last FY ($)	Aggregate earnings in last FY ($)	Aggregate balance at last FYE ($)
Gerrit Jue
Waardewijs Pension Plan	17,856(1)	16,100	1,255,959
Avero Achmea (Frozen)	-	$474	$16,720

(1)

This amount is also reported in the Summary Compensation Table in this proxy statement

Mr. Jue participates in the Waardewijs Pension which operates similar to a non-qualified defined contribution plan into which company contributions have accrued for 28 years of credited service. Under this plan, Mr. Jue accrues a retirement account based on company contributions maintained in certain investments including a guarantor account, as well as seven different funds split between long-term bonds (40%), global shares (40%) and other funds (20%). When Mr. Jue becomes eligible to retire (defined as age 68 in the plan), he will purchase an annuity contract from an insurance company (with premiums paid by the company), under which he will receive a monthly pension benefit from the accrued account. Particular administration features of this plan are governed by Dutch law (Article 23 of the Dutch Pension Act) including an external administrator (Cimcool Industrial Products B.V.) and insurance company Avero Achmea Pensioen-en Levensverzekeringen N.V.

Mr. Jue also participates in a defined contribution plan administered by Avero which has been frozen. The retirement age for this plan is age 65.

Potential Payments Upon Termination or Change in Control

In this section, we describe payments that may be made to our NEOs upon several events of termination, assuming the termination occurred as of the last day of December.

Cash Benefits

Our NEOs are entitled to the following cash severance or notice period under their respective employment agreements or, with respect to Mr. Chalmers and Mr. Miller, their severance agreements.

If Mr. Goeke’s employment is terminated either by us without “cause” (other than by reason of death or “disability”) or by Mr. Goeke for “good reason”, Mr. Goeke will receive cash severance payments equal to the following, subject to his execution of a release of claims:

•	200% of his annual base salary as then in effect; plus

•	200% of the greater of (i) his annual bonus for the year prior to the date of termination or (ii) his annual bonus for the year of termination calculated at the target level; plus

•	the pro-rated amount of his annual cash bonus for the year of termination, based on actual audited year-end results for such year and payable when bonuses are normally paid to employees; plus

•	any annual bonus earned, but unpaid, for the year immediately preceding the year in which the termination date occurs; plus

•	18 months of the cost of health insurance under COBRA.

If Mr. Goeke’s employment is terminated by reason of death or “disability”, he will receive a cash severance payment equal to a pro-rata bonus for the year of termination, based on actual audited year-end results for such year and payable when bonuses are normally paid to employees, in addition to any annual bonus earned, but unpaid, for the year immediately preceding the year in which the termination date occurs.

If Mr. Chalmers’ or Mr. Miller’s employment is terminated either by us without “cause” (other than by reason of death or “disability”) or by them for “good reason”, they will receive cash severance payments equal to the following, subject to the execution of a release of claims:

•	18 months of his annual base salary as then in effect; plus

•

to the extent provided in the Company’s bonus plan for the year of termination, the pro-rated amount of his annual cash bonus for the year of termination, based on actual audited year-end results for such year and payable when bonuses are normally paid to employees; plus

•	any annual bonus earned, but unpaid, for the year immediately preceding the year in which the termination date occurs; plus

•	18 months of the cost of health insurance under COBRA.

If Mr. Chalmers’ or Mr. Miller’s employment is terminated by reason of death or “disability”, they will receive a cash severance payment equal to any annual bonus earned, but unpaid, for the year immediately preceding the year in which the termination date occurs.

If Ms. An-Heid’s employment is terminated by us without “cause”, she will receive the following cash payments:

•

All payments or entitlements to which she is entitled pursuant to the Ontario Employment Standards Act, 2000 as amended, including four weeks’ notice of termination or, at the Company’s option, pay in lieu of notice and severance pay, if applicable; and

•

Subject to the execution of a release of claim four additional weeks of notice for each fully completed year of employment up to a maximum of 70 additional weeks.

•

During the statutory notice period, the Company will continue to pay its share of the premiums to continue her coverage under the Company’s Group Insurance Benefits Program, excluding long-term disability insurance, group life insurance, accidental death and dismemberment insurance and out of province medical coverage.

Under Mr. Jue’s employment agreement, he is entitled to certain termination payments if he is terminated prior age 65 upon circumstances other than due to “urgent reasons” or “weighty reasons” under Dutch Civil Code. Specifically, he will be entitled to two years’ of salary (less any amounts that may have been due to his contractual notice period of 12 months, described above).

For purposes of the employment agreement with Mr. Goeke, “cause” generally means: (a) a material breach of the agreement or any Company policy, (b) conviction or plea of no contest to certain crimes, (c) willful misconduct which is or could reasonably be expected to be materially injurious to the Company’s business reputation or finance condition, or (d) intentional acts involving dishonesty or violence which is or could reasonably be expected to be materially injurious to the Company’s business reputation or financial condition.

For purposes of Mr. Chalmers’ and Mr. Miller’s severance agreements, “cause” means termination of Mr. Chalmers’ or Mr. Miller’s employment because: (a) he has committed a deliberate and premeditated act against the interests of the Company, (b) his conviction, plead guilty or nolo contendere to a felony or crime involving moral turpitude, (c) his failure to perform or neglect of material duties incident to his employment or other engagement with the Company on a regular basis that has continued for a period of twenty days after written notice by us, (d) his chronic absence from work, (e) his refusal to obey a lawful resolution or direction by the Board which is consistent with the duties incident to his employment that has continued for more than twenty days after written notice, (f) his breach of any material term of the severance agreement or certain other agreements that he is a party to, or (g) his unlawful use or possession of illegal drugs or habitual drunkenness on the Company’s premises.

For purposes of the employment agreement with Ms. An-Heid, “cause” includes: (a) unsatisfactory performance, (b) time theft, (c) dishonesty, (d) insubordination, (e) serious misconduct, (f) a false statement on either the resume or employment application, (g) any material breach of the employment agreement, as determined in the Company’s sole discretion, (h) any willful or reckless violation of an established company rule, (i) paying, offering or promising to pay or authorizing payment to any third party public or private to secure an improper benefit, and (j) any other act, omission or circumstance recognized by law as cause for termination.

            For purposes of Mr. Goeke’s employment agreement, “good reason” means termination by Mr. Goeke based on any of: (a) a material reduction in his base salary, unless agreed to in writing, (b) delivery by us of a notice of non-renewal of his employment term, (c) a material reduction in the authority, duties, or responsibilities of Mr. Goeke, (d) a requirement for Mr. Goeke to report to a corporate officer or employee rather than directly to our Board, (e) a change in the geographic location where Mr. Goeke is required to perform his duties of more than 100 miles (one way) from the current headquarters in Cincinnati, Ohio, other than required travel, or (f) any other action or inaction that constitutes a material breach by us of the agreement.

For purposes of Mr. Chalmers’ and Mr. Miller’s severance agreements, “good reason” means termination by Mr. Chalmers or Mr. Miller based on: (a) any material reduction in his annual base salary,

other than a less than 10% reduction applicable to Company executives generally, (b) a material reduction in his authority, duties, or responsibilities, or (c) he is required to relocate to a different principal place of business that is located more than 100 miles (one way) away from the Company’s headquarters in Cincinnati, Ohio.

Equity Benefits

Each of our NEOs hold stock options, restricted stock or restricted stock units and performance stock unit awards that were granted in connection with our initial public offering in 2015 and from time to time thereafter under the 2015 Equity Incentive Plan (as amended). Unvested stock options granted before 2017 will be forfeited upon termination for any reason. Vested stock options will be exercisable at any time prior to the earliest of the expiration date or (a) one year following termination due to death or disability, (b) 90 days following termination of employment other than for cause, death or disability, or (c) the date of termination due to termination for “cause.” Unvested restricted stock or restricted stock units granted prior to 2017 will be forfeited upon termination for any reason.

Beginning in 2017, equity awards have “double trigger” vesting where unvested equity will be accelerated in the event of a termination without Cause or for Good Reason within 12 months following a change in control. The target number of performance stock units will convert to restricted stock upon a change in control and the shares will continue to vest through the performance period. Converted performance stock units will have vesting accelerated only in the event of a termination without Cause or for Good Reason within 12 months following a change in control.

The tables below show the estimated value of the severance benefits that each of our NEOs who were employed by us at the end of 2018 would have been entitled to receive if they were terminated by us without cause or by the named executive officer for good reason absent a change in control and 12 months following a change in control. The tables below assume that such termination occurred on December 31, 2018 and that payments were made under the employment or severance agreements then in effect. The actual amounts that would be paid to any named executive officer can only be determined at the time of an actual termination of employment and would vary from those listed below.

Termination without Cause or for Good Reason(1)

Name	Cash Severance Pay ($)	Benefits ($)
Thomas Goeke	4,154,124 (2)	31,641 (3)
Bruce Chalmers	1,086,172 (4)	38,076 (3)
Ling An-Heid	776,969 (5)	3,954 (6)
Gerrit Jue	900,906 (7)	-
Mark Miller	564,577 (4)	30,837 (3)

(1) Only Messrs. Goeke, Chalmers and Miller have a Good Reason termination provision that will trigger payments in the table above.

(2) Represents a cash severance payment equal to 200% of his annual base salary, plus 200% of his annual bonus calculated at the target level and the pro-rated amount of the target annual cash bonus for the year of termination, based on actual audited year-end results, which for purposes of calculating the estimated value of his severance benefits as of December 31, 2018, is assumed to be equal to his bonus payout for fiscal year 2018 as reported as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table above.

(3) Represents the estimated value of the COBRA premiums for 18 months.  Mr. Miller’s severance agreement is dated February 1, 2019 and therefore he would not have been entitled to a severance payout as of December 31, 2018.  The current severance amount entitlement is shown in the table.

(4) Represents a cash severance payment equal to 18 months of his annual base salary, and the pro-rated amount of the target annual cash bonus for the year of termination, based on actual audited year-end results, which for purposes of calculating the estimated value of his severance benefits as of December 31, 2018, is assumed to be equal to his bonus payout for fiscal year 2018 as reported as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table above.  Mr. Miller’s severance agreement is dated February 1, 2019 and therefore he would not have been entitled to a severance payout as of December 31, 2018.  The current severance amount entitlement is shown in the table.

(5) Represents a cash severance payment equal to 105 weeks of her annual base salary including: (i) 70 weeks’ severance provided under her employment contract; (ii) 8 weeks’ notice period per the Ontario Employment Standards Act, 2000; (iii) 26 weeks’ severance per the Ontario Employment Standards Act, 2000; and (iv) 1 additional week of severance in consideration of release of claims.  The value has been converted from CAD to U.S. dollars at the December 31, 2018 exchange rate of 1.3644CAD per $1.00 USD.

(6) Represents the estimated value of the Group Insurance Benefits Program premiums for 8 weeks.  The value has been converted from CAD to U.S. dollars at the December 31, 2018 exchange rate of 1.3644CAD per $1.00 USD.

(7) Represents a cash severance payment equal to 2 years of his salary defined as the last-earned gross base salary under the employment agreement including pension premiums paid, holiday allowance and value of private use of the car.  The value has been converted from Euros to U.S. dollars at the December 31, 2018 exchange rate of 0.8729 EURO per $1.00 USD.

Termination Without Cause or For Good Reason(1) Within 12 Months Following a Change in Control
Name	Cash Severance Pay ($)	Benefits ($)	Equity Award ($)(2)
Thomas Goeke	4,154,124 (3)	31,641 (4)	2,476,094
Bruce Chalmers	1,086,172 (5)	38,076 (4)	1,504,132
Ling An-Heid	776,969 (6)	3,954 (7)	1,270,482
Gerrit Jue	900,906 (8)	-	396,436
Mark Miller	564,577 (5)	30,837 (4)	321,850

(1) Only Messrs. Goeke, Chalmers and Miller have a Good Reason termination provision that will trigger payments in the table above.

(2) Represents the value of unvested equity awards that would vest if there was a termination without Cause or for Good Reason within 12 months following a change in control.  The values include the unvested awards that were granted in 2017 and 2018, including restricted stock awards, restricted stock units and target performance stock units (determined by multiplying the closing price of $11.89 on December 29, 2018) and options (determined by multiplying the difference between the closing price of $11.89 on December 29, 2018 and the exercise price).

(3) Represents a cash severance payment equal to 200% of his annual base salary, plus 200% of his annual bonus calculated at the target level and the pro-rated amount of the target annual cash bonus for the year of termination, based on actual audited year-end results, which for purposes of calculating the estimated value of his severance benefits as of December 31, 2018, is assumed to be equal to his bonus payout for fiscal year 2018 as reported as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table above.

(4) Represents the estimated value of the COBRA premiums for 18 months.  Mr. Miller’s severance agreement is dated February 1, 2019 and therefore he would not have been entitled to a severance payout as of December 31, 2018.  The current severance amount entitlement is shown in the table.

(5) Represents a cash severance payment equal to 18 months of his annual base salary, and the pro-rated amount of the target annual cash bonus for the year of termination, based on actual audited year-end results, which for purposes of calculating the estimated value of his severance benefits as of December 31, 2018, is assumed to be equal to his bonus payout for fiscal year 2018 as reported as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table above.  Mr. Miller’s severance agreement is dated February 1, 2019 and therefore he would not have been entitled to a severance payout as of December 31, 2018.  The current severance amount entitlement is shown in the table.

(6) Represents a cash severance payment equal to 105 weeks of her annual base salary including: (i) 70 weeks’ severance provided under her employment contract; (ii) 8 weeks’ notice period per the Ontario Employment Standards Act, 2000; (iii) 26 weeks’ severance per the Ontario Employment Standards Act, 2000; and (iv) 1 additional week of severance in consideration of release of claims.  The value has been converted from CAD to U.S. dollars at the December 31, 2018 exchange rate of 1.3644CAD per $1.00 USD.

(7) Represents the estimated value of the Benefit Continuance premiums for 8 weeks.  The value has been converted from CAD to U.S. dollars at the December 31, 2018 exchange rate of 1.3644CAD per $1.00 USD.

(8) Represents a cash severance payment equal to 2 years of his salary defined as the last-earned gross base salary under the employment agreement contract including pension premiums paid, holiday allowance and value of private use of the car.  The value has been converted from Euros to U.S. dollars at the December 31, 2018 exchange rate of 0.8729 EURO per $1.00 USD.

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Director Compensation

Our non-employee director compensation program was unchanged in 2018. Below is a summary of the compensation program for 2018:

Annual Board Cash Fee (paid quarterly):	$60,000
Annual Board Cash Fee for Non-Executive Chairman (paid quarterly):	$250,000
Annual Committee Chairman Cash Fee (paid quarterly):
Audit Committee Chairman:	$20,000
Compensation Committee Chairman:	$15,000
Nominating and Corporate Governance Committee Chairman:	$10,000
Annual Restricted Stock Unit Award:	$110,000
Annual Cash in Lieu of Restricted Stock Award:	$60,000
Annual Restricted Stock Unit Award for Non-Executive Chairman:	$250,000

Mr. Boots received a restricted stock unit award with a grant date fair value of $250,000 in February 2018.  Each of Ms. Steinfort and Messrs. Crow, Davis, Gentilcore, Gluchowski, Kratochvil and Reeder received a restricted stock unit award in February 2018 with a grant date fair value of $110,000. The restricted stock unit awards vested on February 22, 2019. Each of Messrs. McFadden, Ridout, and Walsh waived (i) his annual cash in lieu of the restricted stock unit award payment of $60,000 due in 2018, and (ii) his cash fees for 2018 other than those paid in the first quarter of 2018.

The following table sets forth certain information with respect to cash compensation paid to our directors for 2018 service and restricted stock unit awards granted to our directors in 2018.

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Unit Awards ($)(1)	Total ($)
Ira Boots	250,000	250,000	500,000
Waters Davis	60,000	110,000	170,000
Jim Gentilcore	67,500	110,000	180,000
Jim Kratochvil	80,000	110,000	190,000
Mark McFadden(2)	15,000	-	15,000
James Ridout(2)	15,000	-	15,000
Timothy Walsh	18,750	-	18,750
Rebecca Steinfort	60,000	110,000	170,000
Timothy Crow	60,000	110,000	170,000
Gregory Gluchowski	60,000	110,000	170,000
David Reeder	60,000	110,000	170,000

(1) As required by SEC rules, amounts shown present the aggregate grant date fair value of restricted stock unit awards granted to our non-employee directors during 2018, calculated in accordance with to FASB ASC Topic 718, excluding the effect of any estimated forfeitures.

(2) Messrs. McFadden and Ridout did not stand for reelection at the 2018 annual stockholders meeting.

The following table sets forth the aggregate number of unvested restricted stock units and the aggregate number of securities underlying unexercised stock option awards held by our directors as of December 31, 2018.

Name	Unvested Restricted Stock Unit Awards(1)	Number of Securities Underlying Unexercised Options (#)(2)
Ira Boots	11,400	24,535
Waters Davis	5,016	12,953
Jim Gentilcore	5,016	44,953
Jim Kratochvil	5,016	31,953
Mark McFadden	-	-
James Ridout	-	-
Timothy Walsh	-	-
Rebecca Steinfort	5,016	-
Timothy Crow	5,016	-
Gregory Gluchowski	5,016	-
David Reeder	5,016	-
(1) These restricted stock units vested 100% on February 22, 2019.

(2) Represents stock options that vest over five years, at a rate of 20% per year beginning on the first anniversary of the grant date and vest in full upon a change in control, subject, in each case, to the director’s continued service through the applicable vesting date. These stock options were granted prior to 2018.

CEO PAY RATIO

SEC regulations require that we provide a comparison of the annual total compensation of Thomas Goeke, our Chief Executive Officer in 2018, to the median of the annual total compensation of our employees other than Mr. Goeke. For purposes of providing the comparison in accordance with SEC regulations, we identified a “median employee” and compared Mr. Goeke’s annual total compensation to that of the median employee. For 2018, our last completed fiscal year:

•

Mr. Goeke’s annual total compensation was $4,419,238

•

Our median employee’s annual total compensation was $38,062

•

The ratio of Mr. Goeke’s annual total compensation to our median employee’s annual total compensation was 116 to 1.

The methodology that we used to identify the median employee is described below. Annual total compensation is calculated in the same manner as the amount set forth in the “Total” column in the 2018 Summary Compensation Table. While, as explained below, the methodology involves several assumptions and adjustments, we believe the pay ratio information set forth above constitutes a reasonable estimate, calculated in a manner consistent with applicable SEC regulations.

Because other companies may use different methodologies to identify their median employees, the pay ratio set forth above may not be comparable to the pay ratios used by other companies.

Methodology

As there has not been a change in our population or compensation program that is likely to have a significant impact on our pay ratio, the SEC rules permit us to use the same median employee identified in 2017 for purposes of disclosing the pay ratio above.

Date Used to Determine Employee Population - For purposes of identifying the median employee, we selected November 1, 2017 to be the date as of which we would determine our employee population.

Composition of Employee Population - We determined that, as of November 1, 2017, we had 5,576 employees globally. Of that amount, 1,594 were U.S. employees and 3,982 were non-U.S. employees. In order to simplify the determination of the median employee and as permitted by SEC regulations, we excluded 222 employees (approximately 4% of our employees) located in 10 countries, comprising all of the employees in those countries, as set forth in the following table:

Country	No. of Employees
Italy	7
Poland	12
Spain	13
Singapore	21
Brazil	29
Slovakia	4
Belgium	13
Mexico	75
Korea	43
Switzerland	5
Total	222

After excluding the 222 overseas employees, we determined the identity of our median employee from a population of 5,354 employees, including 1,594 U.S. employees and 3,760 non-U.S. employees.

As we had an even number of employees in our population, two employees (one in U.S., one outside of U.S.) were identified at median and we selected the employee located in the U.S. for consistency purposes. This individual is the median employee for purposes of the comparison to Mr. Goeke’s annual total compensation.

Pay Data Used - To identify the median employee, we derived compensation information from each of the countries in which we are located, covering the 12 month period from January 1, 2016 to December 31, 2016. Our consistently applied compensation measure (CACM) included cash compensation, composed of base salary, bonus, overtime and allowances. We converted the amount of compensation paid to non-U.S. employees to U.S. dollars using average annual exchange rate for 2016. We also annualized base salary data for permanent employees hired during 2016 (or for those hired in 2017, base pay received in 2017).

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following includes a summary of transactions since January 1, 2018 to which we have been a party in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described under “Compensation Discussion and Analysis.” We also describe below certain other transactions with our directors, executive officers and stockholders.

Employment Agreements

We have entered into employment agreements with certain of our executive officers. See “COMPENSATION DISCUSSION AND ANALYSIS—Employment and Severance Agreements.”

Chairman Services Agreement

We have entered into an amended and restated chairman services agreement with Ira Boots effective June 24, 2015. Pursuant to this agreement, Mr. Boots will be entitled to the compensation described under “COMPENSATION DISCUSSION AND ANALYSIS—Director Compensation.”

Indemnification of Officers and Directors

We have indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines, and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer. We believe these indemnification agreements are necessary to attract and retain qualified persons as directors and executive officers.

Policies for Approval of Related Person Transactions

We adopted a written policy relating to the approval of related person transactions. Our Audit Committee reviews and approves or ratifies all relationships and related person transactions between us and (1) our directors, director nominees or executive officers, (2) any 5% record or beneficial owner of our common stock or (3) any immediate family member of any person specified in (1) or (2) above. Our Corporate Controller is primarily responsible for the development and implementation of processes and controls to obtain information from our directors and executive officers with respect to related party transactions and for determining, based on the facts and circumstances, whether we or a related person have a direct or indirect material interest in the transaction.

As set forth in the related person transaction policy, in the course of its review and approval or ratification of a related party transaction, the Audit Committee will consider:

•

the nature of the related person’s interest in the transaction and the relationship of the related person with the Company;

•

the availability of other sources of comparable products or services;

•

the business purpose for, and the material terms of, the transaction, including, without limitation, the amount and type of the transaction; and

•

the importance of the transaction to us.

Any member of the Audit Committee who is a related person with respect to a transaction under review will not be permitted to participate in the discussions or approval or ratification of the transaction. However, such member of the Audit Committee will provide all material information concerning the transaction to the Audit Committee.

Except as otherwise set forth in this proxy statement, there were no related person transactions required to be disclosed since January 1, 2018 and no such transactions are currently proposed.

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors recommends that the stockholders ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2019. The Audit Committee approved the selection of Ernst & Young LLP as our independent registered public accounting firm for 2019. Ernst & Young LLP is currently our independent registered public accounting firm.

Although the Company is not required to seek stockholder approval of this appointment, the Board of Directors believes that doing so is consistent with good corporate governance practices. If the appointment is not ratified, the Audit Committee will explore the reasons for stockholder rejection and will reconsider the appointment.

The Board of Directors recommends a vote “FOR” ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm.

Principal Accounting Fees and Services

Ernst & Young LLP (“EY”) serves as our independent registered public accounting firm. The following table presents fees paid for the audit of our annual consolidated financial statements and all other professional services rendered by EY for the years ended December 31, 2018 and 2017.

	For the Year Ended December 31,
	2018	2017
Audit fees(1)	$2,877,100	$3,103,675
Audit-related fees(2)	166,000	229,500
Tax fees(3)	989,000	754,631
Total fees	$4,032,100	$4,087,806

(1) Audit Fees were for audit services, including (a) the annual audit (including required quarterly reviews), subsidiary audits and other procedures required to be performed by the independent auditors to be able to form an opinion on the Company’s consolidated financial statements; (b) consultation with management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, the Financial Accounting Standards Board or other regulatory or standard-setting bodies; (c) international statutory audits; and (d) services that only the independent auditors reasonably can provide, such as services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings and assistance in responding to SEC comment letters. Audit fees in 2018 and 2017 include S-8, S-1 and S-3 registration related fees.

(2) Audit-Related Fees are for services that are reasonably related to the performance of the audit or review of financial statements and are not included in “Audit Fees.”  These services principally included the evaluation of discrete transactions and other supplemental procedures.

(3) Tax Fees were for services related to tax compliance and planning.

All services provided by EY were pre-approved by the Audit Committee. The Audit Committee has considered whether the provision of the above-noted services is compatible with maintaining the independence of the independent registered public accounting firm and has determined, based on advice from EY, that the provision of such services has not adversely affected EY’s independence.

According to its charter, the Audit Committee is responsible for approving all audit engagement fees, terms and non-audit engagements with the independent auditors on behalf of the Company in advance of the independent auditors providing any such service.

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act of 1934, we are offering our stockholders an opportunity to cast an advisory vote on the compensation of our named executive officers, as disclosed in this proxy statement. Although the vote is non-binding, we value continuing and constructive feedback from our stockholders on compensation and other important matters. The Board and the Compensation Committee will consider the voting results when making future compensation decisions.

As described in the “Compensation Discussion and Analysis” section of this proxy statement, we believe that our executive compensation program enables us to attract, retain, and motivate a high-performance executive management team that improves our fundamental financial performance and provides value to the long-term interests of Milacron and its stockholders.

We ask for your advisory vote on the following resolution:

•

“RESOLVED, that the stockholders hereby approve the compensation of Milacron’s named executive officers, as described in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”

Your Board unanimously recommends that you vote “FOR” approval of this proposal.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee represents and assists the Board in fulfilling its oversight responsibility relating to (i) the integrity of the Company’s financial statements and financial reporting process and the Company’s systems of internal accounting and financial controls; (ii) the performance of the internal audit services function; (iii) the annual independent audits of the Company’s consolidated financial statements and management’s report regarding the effectiveness of the Company’s system of internal control over financial reporting, the engagement of the independent auditors and the evaluation of the independent auditors’ qualifications, independence and performance; (iv) the compliance by the Company with legal and regulatory requirements, including the Company’s disclosure controls and procedures; (v) the evaluation of enterprise risk issues; (vi) the application of the Company’s related person transaction policy as established by the Board; and (vii) the application of the Company’s codes of business conduct and ethics as established by management and the Board and (viii) the fulfillment of the other responsibilities set out in the committee’s charter. The Audit Committee has the responsibility for the engagement and retention of the Company’s independent registered public accounting firm and the approval of all audit and other engagement fees.

In discharging its responsibilities, the Audit Committee is not itself responsible for the planning or conducting of audits or for any determination that the Company’s consolidated financial statements are complete and accurate or in accordance with generally accepted accounting principles. The Company’s management is primarily responsible for its consolidated financial statements and the quality and integrity of the reporting process. The independent registered public accounting firm Ernst & Young LLP is responsible for auditing those consolidated financial statements with accounting principles generally accepted in the United States of America.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2018, management’s report of the effectiveness of the Company’s system of internal control over financial reporting and Ernst & Young’s report of the effectiveness of the Company’s system of internal control over financial reporting with the Company’s management and representatives of the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, as well as by SEC regulations. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence.

Ernst & Young LLP audited the financial records of the Company and its subsidiaries for the year ended December 31, 2018.  Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting of Stockholders and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

In reliance on its review of the audited consolidated financial statements, the review of the report of management on the effectiveness of the Company’s internal control over financial reporting and Ernst & Young’s report thereon, the discussions referred to above and the receipt of the written disclosures referred to above, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the SEC.

Respectfully submitted by the Audit Committee of the Board of Directors.

Jim Kratochvil, Chair

Waters Davis

David Reeder

Rebecca Steinfort

OTHER BUSINESS

The Board of Directors has no knowledge of any other matter to be submitted at the Annual Meeting of Stockholders. If any other matter shall properly come before the annual meeting, the persons named in this proxy statement will have discretionary authority to vote the shares thereby represented in accordance with their best judgment.

PROPOSALS BY STOCKHOLDERS

Proposals that stockholders wish to submit for inclusion in our proxy statement and related form of proxy for our 2020 annual meeting of stockholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must be received by us at 10200 Alliance Road, Suite 200, Cincinnati, Ohio 45242, attention of Hugh O’Donnell, Vice President, General Counsel and Secretary, no later than November 23, 2019, unless the date of our 2020 annual meeting is more than 30 days before or after April 23, 2020, in which case the deadline will be a reasonable time before we begin to print and mail our proxy materials. Any stockholder proposal submitted for inclusion must be eligible for inclusion in our proxy statement in accordance with the rules and regulations promulgated by the SEC.

With respect to proposals submitted by a stockholder other than for inclusion in our proxy statement and related form of proxy for our 2020 annual meeting of stockholders, timely notice of any stockholder proposal must be received by us in accordance with our Bylaws no earlier than the close of business on December 25, 2019 nor later than the close of business on January 24, 2020, unless the date of our 2020 annual meeting is more than 30 days before or 60 days after April 23, 2020, in which case notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made. The notice must contain the information required by our Bylaws. Any proxies solicited by the Board of Directors for the 2020 annual meeting may confer discretionary authority to vote on any proposals notice of which is not timely received.

It is important that your proxy be returned promptly, whether by mail, by the Internet or by telephone. The proxy may be revoked at any time by you before it is exercised. If you attend the meeting in person, you may withdraw any proxy (including an Internet or telephonic proxy) and vote your own shares.

By Order of the Board of Directors,

/s/ Hugh C. O’Donnell

Hugh C. O’Donnell

Vice President, General Counsel & Secretary

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CEO - Target Pay Mix
19%
19%
31%
31%
Cash
38%
LTI
62%
Average Other NEOs - Target Pay Mix*
20%
31%
28%
21%
LTI
48%
Cash
52%
Base Salary
Bonus
Restricted Stock/Units ("RS/Us")
Performance share units ("PSUs")

* Excludes special 2018 restricted stock award/units for Mr. Chalmers and Ms. An-Heid.

Admission Ticket

IMPORTANT ANNUAL MEETING INFORMATION	000004	00000000.000000 ext 000000000.000000 ext 00000000.000000 ext 000000000.000000 ext 00000000.000000 ext 000000000.000000 ext
ENDORSEMENT LINE ____________ SACKPACK _____________

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by

1:00 a.m., Eastern Time, on April 23, 2019.

Vote by Internet • Go to www.investorvote.com/MCRN • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark you votes with an X as shown in this example. Please do not write outside the designated areas.	X

Annual Meeting Proxy Card		1234 5678 9012 345
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A	Proposals – The Board of Directors recommends a vote “FOR” all nominees listed in Proposal 1, “FOR” Proposal 2, and “FOR” Proposal 3.

1. Election of Class I Directors	For	Withhold		For	Withhold		For	Withhold
01 – Waters S. Davis			02 – Thomas J. Goeke			03 – Rebecca Lee Steinfort

	For	Against	Abstain		For	Against	Abstain
2. Ratify the selection of Ernst & Young LLP as independent registered public accounting firm				3. Advisory vote to approve executive compensation

Other Business: The Board of Directors has no knowledge of any other matter to be submitted at the Annual Meeting of Stockholders.  If any other matter shall properly come before the annual meeting, or any adjournment or postponement thereof, the proxies named hereby will have discretionary authority to vote the shares thereby represented in accordance with their best judgment.

B	Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

Please sign exactly as name(s) appears hereon.  Joint owners should each sign.  When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.

	C 1234567890 J N T	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE

1 U P X 3 2 4 0 3 4 1

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2019 Annual Meeting Admission Ticket

2019 Annual Meeting of Stockholders of

Milacron Holdings Corp.

April 23, 2019, 8:00 AM Local Time

Milacron corporate headquarters

10200 Alliance Road, Suite 200, Cincinnati, OH 45242

Upon arrival please present this admission ticket

and photo identification at the registration desk.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

PROXY – MILACRON HOLDINGS CORP.

Notice of 2019 Annual Meeting of Stockholders

This proxy is solicited by the Board of Directors for the Annual Meeting on April 23, 2019.

Bruce A. Chalmers, Chief Financial Officer of Milacron Holdings Corp., and Hugh C. O’Donnell, General Counsel and Secretary of Milacron Holdings Corp., or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Milacron Holdings Corp. to be held on April 23, 2019 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the stockholder.  If no such directions are indicated, the Proxies will vote “FOR” the election of the nominees for Class I Directors listed in Proposal 1, “FOR” Proposal 2, and “FOR” Proposal 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

(Items to be voted appear on revise side.)

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IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark you votes with an X as shown in this example. Please do not write outside the designated areas.	X

Annual Meeting Proxy Card
▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A					Proposals – The Board of Directors recommends a vote “FOR” all nominees listed in Proposal 1, “FOR” Proposal 2, and “FOR” Proposal 3.

1. Election of Class I Directors	For	Withhold			For	Withhold		For	Withhold
01 – Waters S. Davis			02 – Thomas J. Goeke				03 – Rebecca Lee Steinfort

			For	Against	Abstain				For	Against	Abstain
2. Ratify the selection of Ernst & Young LLP as independent registered public accounting firm						3. Advisory vote to approve executive compensation

Other Business: The Board of Directors has no knowledge of any other matter to be submitted at the Annual Meeting of Stockholders.  If any other matter shall properly come before the annual meeting, or any adjournment or postponement thereof, the proxies named hereby will have discretionary authority to vote the shares thereby represented in accordance with their best judgment.

B	Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

Please sign exactly as name(s) appears hereon.  Joint owners should each sign.  When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.

1 U P X 4 1 1 1 1 8

-

-

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

PROXY – MILACRON HOLDINGS CORP.

Notice of 2019 Annual Meeting of Stockholders

This proxy is solicited by the Board of Directors for the Annual Meeting on April 23, 2019.

Bruce A. Chalmers, Chief Financial Officer of Milacron Holdings Corp., and Hugh C. O’Donnell, General Counsel and Secretary of Milacron Holdings Corp., or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Milacron Holdings Corp. to be held on April 23, 2019 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the stockholder.  If no such directions are indicated, the Proxies will vote “FOR” the election of the nominees for Class I Directors listed in Proposal 1, “FOR” Proposal 2, and “FOR” Proposal 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

(Items to be voted appear on revise side.)